UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FireEye, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIREEYE, INC.

601 McCarthy Blvd.

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Time on Thursday, June 7, 2018

Dear FireEye Stockholder:

You are cordially invited to attend the 2018 annual meeting of stockholders (the “Annual Meeting”) of FireEye, Inc., a Delaware corporation (“FireEye”). The Annual Meeting will be held on Thursday, June 7, 2018 at 11:00 a.m. Pacific Time, at 601 McCarthy Blvd., Milpitas, California 95035, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect one Class II director to serve until the 2021 annual meeting of stockholders or until his successor is duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

3. To conduct an advisory vote to approve the compensation of our named executive officers for our fiscal year ended December 31, 2017, as described in the proxy statement; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 9, 2018 as the record date for the Annual Meeting. Only stockholders of record on April 9, 2018 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 23, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the Internet address listed on the Notice.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.

Thank you for your continued support of FireEye.

By order of the Board of Directors,

Kevin R. Mandia

Chief Executive Officer

Milpitas, California

April 23, 2018

-i-

(Continued)

-ii-

PROXY SUMMARY

YOUR VOTE IS IMPORTANT

This proxy summary highlights information contained within this proxy statement. You should read the entire proxy statement carefully and consider all information before voting. Page references are supplied to help you find further, more detailed information within the proxy statement.

VOTE RECOMMENDATIONS AND RATIONALE

Voting Matter	Board Vote Recommendation

Proposal #1: Election of Class II Director (page 25)

The Board of Directors believes that the director nominee’s extensive global operations, financial and general management experience and expertise developed as a senior executive at large public companies operating in the technology industry, as well as his considerable directorial and governance experience developed through his service on several public company boards, qualify him to provide effective oversight of the business as well as quality advice to management.

FOR

Proposal #2: Ratification of Appointment of Independent Registered Public Accounting Firm (page 26)

The Board of Directors and the Audit Committee believe that the continued retention of Deloitte & Touche LLP for the fiscal year ending December 31, 2018 is in the best interests of the Company and its stockholders. Although not required by our bylaws, stockholders are asked to ratify the appointment of Deloitte & Touche LLP as a matter of good corporate governance.

FOR

Proposal #3: Advisory Vote to Approve Named Executive Officer Compensation (page 28)

Our 2017 executive compensation program demonstrates the continued evolution of our “pay for performance” philosophy, and reflects industry standards and the intense competition for executive talent in the San Francisco Bay Area. Changes compared to our 2016 executive compensation program reflect feedback received through our ongoing stockholder outreach and investor communications programs.

FOR

FISCAL 2017 BUSINESS HIGHLIGHTS

In 2017, we made substantial progress in our evolution as a company. By accelerating innovation across our portfolio of security products and services while improving operational efficiency and sales productivity, we built a foundation for growth in 2018 and beyond. Highlights of our 2017 performance included:

•	Revenue of $751 million, an increase of 5% compared to 2016.

•	A 42% decrease in operating losses, compared to 2016, as we streamlined our cost structure and aligned our research and development efforts with emerging market opportunities.

•	A 12% increase in current deferred revenue compared to December 31, 2016. We ended 2017 with $671 million in deferred revenue, of which two-thirds will be recognized in 2018.

•	Positive operating cash flow of $18 million, compared to negative operating cash flow in 2016.

•	Continued high customer retention rates, particularly among enterprise-class organizations.

•	Launch of our Helix network operations platform, a cloud-based management, analytics and security orchestration platform that leverages the threat detection of our products, our accumulated threat intelligence and our security expertise to improve security operations.

Following a management transition and restructuring in the second half of 2016, we demonstrated continuous progress against our financial objectives in 2017. In the fourth quarter of 2017, we returned to top-line growth for revenue and billings and achieved non-GAAP operating profitability for the first time in our history. We also generated positive operating cash flow for the fourth quarter and full fiscal year. The charts below illustrate our quarterly performance in 2017 against these key performance metrics.

*	Billings and non-GAAP operating profit are non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures is provided in Annex A included at the end of this proxy statement.

CORPORATE GOVERNANCE

We believe that strong corporate governance strengthens board and management accountability, leads to better business performance and aligns the long-term interests of our management team with our stakeholders, including our employees, our customers and our stockholders. We adopted corporate governance “best practices” before our initial public offering, and we have continued to enhance our governance practices consistent with the highest standards since then. The Board of Directors and Corporate Governance section begins on page 14 and describes our policies and practices in detail.

Highlights of our current corporate governance policies include:

• 100% independent committee members in Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee	• Recognition of the importance of diverse viewpoints when nominating and evaluating directors
• Separate Chairperson and CEO roles	• Stock ownership requirements for directors and named executive officers
• Independent Chairperson	• Adoption of formal Corporate Governance Guidelines and Code of Business Conduct and Ethics policies for directors, officers and employees
• Regularly scheduled executive sessions for independent directors without management present.	• Periodic review of committee charters and governance policies
• Board risk oversight by full board and committees, including strategic, financial, business and operational, legal and compliance and reputational risks.	• Active stockholder outreach/engagement activities
• Majority voting for election of directors	• Director and executive succession planning

STOCKHOLDER ENGAGEMENT

We believe that effective corporate governance includes regular, constructive conversations with our stockholders, and we value our stockholders’ continued interest and feedback. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on the topics of executive compensation and corporate governance policies and practices. In the last 12 months, as part of our stockholder engagement program, we have engaged in substantive discussions on executive compensation, corporate governance and corporate performance and strategy with our institutional investors, including the majority of our top 10 stockholders.

We are committed to maintaining an active dialogue on these matters with our existing and potential stockholders, and we intend to increase our outreach efforts in 2018.

EXECUTIVE COMPENSATION

To succeed in the rapidly evolving and competitive cybersecurity industry, we must attract and retain a highly talented executive team. We have designed our executive compensation program to foster a “pay for performance” environment that aligns the long term-interests of our executives with those of our stockholders.

In response to stockholder feedback, as well as concerns expressed by proxy advisory services, we have continued to revise and enhance our executive compensation program while remaining consistent with our stated compensation objectives and corporate values. For example, when establishing our 2017 executive compensation program, we added non-GAAP operating income/loss as a second performance measure for the long-term performance-based equity awards granted in 2017, reflecting our increased emphasis on balancing investments to drive growth with the achievement of operating leverage and positive cash flows.

In response to the 2017 say-on-pay vote, as well as feedback from our stockholders received through our ongoing stockholder engagement efforts and commentary from the proxy advisory services in their annual compensation analysis and voting recommendations, we made several changes to our 2018 executive compensation program compared to 2017:

•	For 2018 annual cash incentive opportunities, we have selected revenue instead of billings as one of the three corporate performance measures. This change reflected specific feedback we received from our stockholders requesting that we refrain from using billings as a performance measure for both our short-term and long-term incentive compensation programs.

•	For most equity awards granted in 2018 (both time-based and performance-based), we increased the vesting period to four years, with 25% scheduled to vest per year subject to continued service through the applicable vesting date.

•	For both 2018 annual cash incentive opportunities and performance-based equity awards granted in 2018, we established a 0% payout with respect to any corporate performance measure that does not improve, on an absolute dollar basis, compared to 2017.

We believe we have designed our executive compensation program to (1) allow us to attract and retain highly qualified executive talent, (2) motivate our executives to achieve our short-term and long-term objectives for growth and profitability and (3) reflect a “pay for performance” philosophy that aligns the long-term interests of our executives with those of our stockholders. Highlights of our executive compensation policies and practices include:

What we do:	What we don’t do:
• Performance-based cash and equity incentives, with approximately 50% of compensation “at risk,” based on achievement of corporate and individual performance measures	• No “single trigger” change of control benefits
• Clawback policy for recovery of incentive compensation in the event of fraud or intentional misconduct	• No tax gross-up for change in control benefits
• Established stock ownership guidelines for named executive officers and non-employee directors	• No perquisites or other personal benefits to executive officers unless they serve a sound business purpose
• Maintain 100% independence of Compensation Committee members	• No short sales, hedging or pledging of stock ownership positions or transactions involving derivatives of our common stock
• Regularly review executive target total direct compensation relative to peer companies of similar size and with similar operating characteristics	• No strict benchmarking of compensation to a specific percentile of our peer group
• Engage an independent compensation consultant to advise the Compensation Committee	• No guaranteed compensation, indefinite contracts, or excessive severance
• Establish performance metrics that reflect our objectives of balanced growth, profitability and cash flow generation	• No repricing or reissuance of stock options without stockholder approval
• Require multi-year vesting periods for most equity awards, consistent with current market practices and long-term value creation goals	• No pension, defined benefit retirement plans or non-qualified deferred compensation plans
• Align long-term interests of executives and stockholders and encourage value creation with a high percentage of target total direct compensation in the form of time-based equity awards

The charts below show the components of the 2017 target total direct compensation for our CEO and illustrate the mix of “at-risk” and performance-based pay. 2017 target total direct compensation for our other Named Executive Officers, as a group, was similar to that of our CEO with respect to the ratio of “at risk” to total compensation and the weighting of individual and corporate performance objectives.

*	Average for all of our Named Executive Officers (other than Mr. Berry, whose employment with us terminated on February 3, 2017, and our CEO) as a group.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements (and their underlying assumptions) included in this proxy statement that refer, directly or indirectly, to future events or outcomes and, as such, are inherently not factual, but rather reflect only our current projections for the future. Consequently, forward-looking statements usually include words such as “estimate,” “intend,” “plan,” “predict,” “seek,” “may,” “will,” “should,” “would,” “could,” “anticipate,” “expect,” “believe,” or similar words, in each case, intended to refer to future events or circumstances. Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks, including, but not limited to, those included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K/A, as filed with the SEC on March 1, 2018. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based upon information available to us at this time. These statements are not guarantees of future performance. We disclaim any obligation to update information in any forward-looking statement. Actual results could vary from our forward-looking statements due to the factors described in our Annual Report on Form 10-K/A, as well as other important factors.

FIREEYE, INC.

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Time on Thursday, June 7, 2018

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at our 2018 annual meeting of stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Thursday, June 7, 2018 at 11:00 a.m. Pacific Time, at 601 McCarthy Blvd., Milpitas, California 95035. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 23, 2018 to all stockholders entitled to receive notice of and to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.

What matters am I voting on?

You will be voting on:

•	the election of one Class II director to hold office until the 2021 annual meeting of stockholders or until his successor is duly elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

•	an advisory vote to approve named executive officer compensation; and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR the nominee for election as a Class II director;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

•	FOR the approval, on an advisory basis, of named executive officer compensation.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for consideration at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 9, 2018, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 191,916,425 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. Please see “What if I do not specify how my shares are to be voted?” for additional information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Stockholder of Record: Shares Registered in Your Name. If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you will need to present government-issued photo identification for entrance to the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner at the close of business on the Record Date, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For entrance to the Annual Meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as the notice or voting instructions you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of shares as of the Record Date, and present government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.

How do I vote and what are the voting deadlines?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

•

You may vote via the Internet or by telephone. To vote via the Internet or by telephone, follow the instructions provided in the Notice of Internet Availability of Proxy Materials. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 6, 2018. Alternatively, you may request a printed proxy card by telephone at 888-776-9962, over the Internet at https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials, or by email at info@astfinancial.com.

•	You may vote by mail. If you have received printed proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to the tabulation agent in the enclosed postage-paid envelope so that it is received no later than June 6, 2018. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the nominee for election as Class II director, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018, and FOR the approval, on an advisory basis, of named executive officer compensation.

•	You may vote in person. If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our Secretary at FireEye, Inc., 601 McCarthy Blvd., Milpitas, California 95035, by 11:59 p.m. Eastern Time on June 6, 2018; or

•	attending the Annual Meeting and voting in person.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the nominee for election as a Class II director (Proposal No. 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal No. 2);

•	FOR the approval, on an advisory basis, of named executive officer compensation (Proposal No. 3); and

•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) and Proposal No. 3 (advisory vote to approve named executive officer compensation) are non-routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1 and Proposal No. 3, which would result in a “broker non-vote,” but your broker, bank or other nominee may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 191,916,425 shares of common stock outstanding, which means that 95,958,213 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2 and Proposal No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by the affirmative vote of shares representing a majority of the votes cast for the Class II director nominee, abstentions will have no impact on the outcome of such proposal as long as a quorum exists given abstentions are not considered as votes cast.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: To be elected, the Class II director nominee must receive the affirmative vote of shares representing a majority of the votes cast, meaning the number of votes “FOR” the nominee must exceed the number of votes “AGAINST” the nominee. You may vote FOR, AGAINST or ABSTAIN with respect to the nominee. If you ABSTAIN from voting on the election of the nominee, the abstention will have no effect on the election of the nominee.

•	Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.

•	Proposal No. 3: The approval, on an advisory basis, of named executive officer compensation requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 3, the abstention will have the same effect as a vote AGAINST the proposal.

What happens if a director nominee who is duly nominated does not receive a majority vote?

Our board of directors only nominates for election candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next stockholders’ meeting at which they face reelection and (ii) our board of directors’ acceptance of such resignation. In an uncontested election, our board of directors, after taking into consideration the recommendation of our nominating and corporate governance committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director who receives a greater number of votes “AGAINST” such nominee’s election than votes “FOR” such nominee’s election. In the event of a contested election, the director nominee who receives the largest number of votes cast “FOR” his or her election will be elected as director.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We hired D.F. King & Co., Inc. (“D.F. King”) to help us solicit proxies. We expect to pay D.F. King a solicitation fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What does it mean if I received more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within FireEye or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?

We encourage, but do not require, our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the proxy materials and annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

FireEye, Inc.

Attention: Secretary

601 McCarthy Blvd.

Milpitas, CA 95035

(408) 321-6300

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 24, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

FireEye, Inc.

Attention: Secretary

601 McCarthy Blvd.

Milpitas, CA 95035

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2019 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 7, 2019; and

•	not later than March 9, 2019.

In the event that we hold our 2019 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Five of our directors are independent within the meaning of the independent director requirements of The NASDAQ Stock Market. Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. In addition, pursuant to our bylaws, at any time before, on or after the day of the Annual Meeting, our board of directors may increase the authorized number of directors and fill the vacancy or vacancies created thereby with one or more new directors.

There is one Class II director whose current term of office expires at the Annual Meeting: Robert E. Switz. Our board of directors has nominated Mr. Switz for re-election at the Annual Meeting to serve as a Class II director until the 2021 annual meeting of stockholders or until his successor is duly elected and qualified.

The following table sets forth the names, ages as of April 9, 2018, and certain other information for the director whose term expires at the Annual Meeting and for each of the directors whose terms do not expire at the Annual Meeting:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term For Which Nominated
1. Director Whose Term Expires at the Annual Meeting
Robert E. Switz(1)	II	71	Director	2017	2018	2021

2. Directors Whose Terms Do Not Expire at the Annual Meeting
Kimberly Alexy(1)(2)	I	47	Director	2015	2020	—
Stephen Pusey(3)	I	56	Director	2015	2020	—
Ronald E. F. Codd(1)(2)(3)	III	62	Director	2012	2019	—
Kevin R. Mandia(4)	III	47	Chief Executive Officer and Director	2016	2019	—
Enrique Salem(3)(4)	III	52	Chairman of the Board	2013	2019	—

(1)	Member of our audit committee
(2)	Member of our nominating and corporate governance committee
(3)	Member of our compensation committee
(4)	Member of our government classified information and security committee

Nominee for Director

Robert E. Switz has served as a member of our board of directors since September 2017. Mr. Switz served as the President and Chief Executive Officer of ADC Telecommunications, Inc. (“ADC”), a supplier of network infrastructure products and services, from August 2003 until December 2010, when Tyco Electronics Ltd. (now TE Connectivity Ltd.) acquired ADC. Mr. Switz served as Chairman of the Board of Directors of ADC from June 2008 to December 2010 and served on the board of directors of ADC from August 2003 until December 2010. From 1994 until August 2003, he served in various positions at ADC, including as Chief Financial Officer. Prior to ADC, he served in various positions at Burr-Brown Corporation, a multi-national manufacturer of precision micro-electronics and systems products, including as Chief Financial Officer, Vice President of European Operations, Ventures and Finance, and Director of the Ventures and Systems Business. Mr. Switz has served on the board of directors of Micron Technology, Inc. since February 2006, and the board of directors of Marvell Technology Group Ltd. since May 2016. He previously served on the board of directors of Broadcom Corporation from May 2003 to February 2016, the board of directors of Cyan, Inc. from March 2011 to August

2015, the board of directors of GT Advanced Technologies Inc. from May 2011 to March 2016, the board of directors of Leap Wireless International, Inc. from July 2011 to March 2014, the board of directors of Pulse Electronics Corporation from June 2014 to April 2015, and the board of directors of Gigamon, Inc. from June 2015 to December 2017. Mr. Switz holds a B.S. in Business Administration from Quinnipiac University and an M.B.A. from the University of Bridgeport. Our board of directors believes that Mr. Switz possesses specific attributes that qualify him to serve as a director, including his extensive global operations, financial and general management experience and expertise developed as a senior executive at large public companies operating in the technology industry as well as his considerable directorial and governance experience developed through his service on several public company boards.

Other Directors

Kimberly Alexy has served as a member of our board of directors since January 2015. Ms. Alexy has served as the Principal of Alexy Capital Management, a private investment management firm that she founded, since June 2005. Ms. Alexy has served on the board of directors of CalAmp Corp. since May 2008, the board of directors of Five9, Inc. since October 2013, the board of directors of Microsemi Corporation since September 2016 and the board of directors of Alteryx, Inc. since February 2017. She previously served on the board of directors of SMART Modular Technologies (WWH), Inc. from September 2009 to August 2011, the board of directors of SouthWest Water Company from August 2009 to September 2010, the board of directors of Dot Hill Systems Corp. from December 2005 to May 2010, and the board of directors of Maxtor Corporation from June 2005 to May 2006. From 2012 to 2014, Ms. Alexy served as an Adjunct Lecturer at San Diego State University in the Graduate School of Business. From 1998 to 2003, she served as Senior Vice President and Managing Director of Equity Research for Prudential Securities, where she served as principal technology hardware analyst for the firm. Prior to joining Prudential, Ms. Alexy served as Vice President of Equity Research at Lehman Brothers, where she covered the computer hardware sector, and Assistant Vice President of Corporate Finance at Wachovia Bank. Ms. Alexy is a Chartered Financial Analyst (CFA), and holds a B.A. from Emory University and an M.B.A. with a concentration in Finance and Accounting from the College of William and Mary. Our board of directors believes that Ms. Alexy possesses specific attributes that qualify her to serve as a director, including her accounting expertise, extensive experience on public company boards and her experience in the financial services industry as an investment professional.

Ronald E. F. Codd has served as a member of our board of directors since July 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc., a provider of human resource management systems. Mr. Codd has served on the board of directors of ServiceNow, Inc. and Veeva Systems Inc. since February 2012. Mr. Codd previously served on the board of directors of Rocket Fuel Inc. from February 2012 to September 2017 and the boards of directors of numerous other technology companies, including most recently DemandTec, Inc., Interwoven, Inc. and Data Domain, Inc. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. in Finance and M.I.S. from the Kellogg Graduate School of Management at Northwestern University. Our board of directors believes that Mr. Codd possesses specific attributes that qualify him to serve as a director, including his extensive management and software industry experience, and his experience in finance.

Kevin R. Mandia has served as our Chief Executive Officer since June 2016 and as a member of our board of directors since February 2016. He previously served as our President from February 2015 to June 2016 and as our Senior Vice President and Chief Operating Officer from the date of FireEye’s acquisition of Mandiant Corporation (“Mandiant”), in December 2013 through February 2015. Prior to joining FireEye, Mr. Mandia was the Chief Executive Officer of Mandiant and had served in that capacity since he founded Mandiant in 2004. Prior to forming Mandiant, Mr. Mandia served as the Director of Computer Forensics at Foundstone (later acquired by McAfee Corporation) from 2000 to 2003 and as the Director of Information Security for Sytex (later acquired by Lockheed Martin) from 1998 to 2000. From 1993 to 2000, Mr. Mandia was an officer in the United States Air Force, where he served in various capacities, including as a computer security officer in the 7th Communications Group at the Pentagon, and later as a special agent in the Air Force Office of Special Investigations (AFOSI). Mr. Mandia holds a B.S. in Computer Science from Lafayette College and an M.S. in Forensic Science from The George Washington University. In 2011, Mr. Mandia was named Ernst & Young Entrepreneur of the Year for the Greater Washington area. He completed the Harvard Business School’s Owner/President Management Program in February 2013. Mr. Mandia has taught graduate level courses at Carnegie Melon University and The George Washington University and has co-authored two books on responding to security breaches: Incident Response: Performing Computer Forensics (McGraw-Hill, 2003) and Incident Response: Investigating Computer Crime (McGraw-Hill, 2001). Our board of directors believes that Mr. Mandia possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer and his extensive senior management expertise in the network security industry.

Stephen Pusey has served as a member of our board of directors since June 2015. Mr. Pusey served as the Group Chief Technology Officer of Vodafone Group Plc from September 2006 to August 2015, and as a member of its board of directors from June 2009 to August 2015. From 1982 to August 2006, Mr. Pusey held various positions at Nortel Networks, most recently as Executive Vice President and President, Nortel EMEA. Mr. Pusey has served on the board of directors of Centrica plc since April 2015, and previously served on the board of directors of ARM Holdings plc from September 2015 to September 2017 and as a Vodafone representative board member of Verizon Wireless from January 2009 to September 2013. Mr. Pusey holds a TEC degree in Communications and Microelectronics from Uxbridge Technical College and a Higher TEC degree in Communications and Microelectronics from Acton Technical College and attended the Advanced Management Program at Harvard University. Our board of directors believes that Mr. Pusey possesses specific attributes that qualify him to serve as a director, including his more than 35 years of international business experience across a number of technology and service provider markets and the perspective and experience he brings as a former group chief technology officer and board member for a large international public company.

Enrique Salem has served as a member of our board of directors since February 2013 and as our Chairman of the Board since March 2017. Mr. Salem previously served as our Lead Independent Director from February 2016 to March 2017. He has been a managing director of Bain Capital Ventures, a venture capital firm, since July 2014. Mr. Salem was president, Chief Executive Officer and a director of Symantec Corporation, a provider of information security, storage and systems management solutions, from April 2009 until July 2012. Mr. Salem was Chief Operating Officer of Symantec Corporation from January 2008 to April 2009, group President, Worldwide Sales and Marketing from April 2007 to January 2008, group President, Consumer Products from May 2006 to April 2007, Senior Vice President, Consumer Products and Solutions from February 2006 to May 2006, Senior Vice President, Security Products and Solutions from January 2006 to February 2006, and Senior Vice President, Network and Gateway Security Solutions from June 2004 to February 2006. Prior to Symantec, from April 2002 to June 2004, Mr. Salem served as President and Chief Executive Officer of Brightmail, Inc., an email filtering company, prior to its acquisition by Symantec in 2004. Mr. Salem also held senior leadership roles at Oblix Inc., Ask Jeeves Inc., Peter Norton Computing, Inc. and Security Pacific Merchant Bank. In March 2011, he was appointed to President Barack Obama’s Management Advisory Board. Mr. Salem has served on the board of directors of Atlassian Corporation Plc since July 2013 and previously served on the board of directors of Automatic Data Processing, Inc. from January 2010 to November 2013 and the board of directors of Symantec Corporation from April 2009 to July 2012. Mr. Salem also currently serves on the board of directors of multiple private companies. He received the Estrella Award from the Hispanic IT Executive Council in 2010 and was named Entrepreneur of the Year in 2004 by Ernst & Young. Mr. Salem holds an A.B. in Computer Science from Dartmouth College. Our board of directors believes that Mr. Salem possesses specific attributes that qualify him to serve as a director, including his extensive leadership experience, including oversight of global operations, as well as a strong background in information technology, data security, compliance and systems management.

Director Independence

Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing requirements of The NASDAQ Stock Market. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing requirements of The NASDAQ Stock Market.

Our board of directors has undertaken a review of the independence of each director and considered whether such director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that Ms. Alexy and Messrs. Codd, Pusey, Salem and Switz are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The NASDAQ Stock Market.

Board Leadership Structure

Our board of directors does not view any particular leadership structure as preferred and routinely considers the appropriate leadership structure. This consideration includes the pros and cons of alternative leadership structures in light of our operating and governance environment at the time, with the goal of achieving the optimal model for board leadership and effective oversight of management by our board of directors.

Our board of directors consists of six directors. Our only management director is Mr. Mandia, our Chief Executive Officer. Enrique Salem, an independent director, holds the role of Chairman of the Board. Our board of directors believes this structure benefits the board of directors and us by enabling our Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman of the Board to focus on board and governance matters.

In addition, each committee of our board of directors has a designated chairperson and, other than our government classified information and security committee, is comprised solely of independent directors.

Board Meetings and Committees

During 2017, our board of directors held 16 meetings (including regularly scheduled and special meetings), and each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

It is the policy of our board of directors to regularly have separate meeting times for independent directors without management.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Four of the seven directors who served on the date of our 2017 annual meeting of stockholders attended the meeting.

Our board of directors has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a government classified information and security committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Kimberly Alexy, Ronald E. F. Codd and Robert E. Switz, each of whom is a non-employee member of our board of directors. Ms. Alexy is the chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of the SEC, including Rule 10A-3 under the Exchange Act, and the listing requirements of The NASDAQ Stock Market. Our board of directors has also determined that each of Ms. Alexy and Messrs. Codd and Switz qualify as an “audit committee financial expert” as defined in the SEC rules and satisfy the financial sophistication requirements of The NASDAQ Stock Market. This designation does not impose on Ms. Alexy and Messrs. Codd and Switz any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	pre-approving any audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•	reviewing and approving related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statements.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. A copy of the charter of our audit committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2017, our audit committee held nine meetings.

Compensation Committee

Our compensation committee is comprised of Ronald E. F. Codd, Stephen Pusey and Enrique Salem, each of whom is a non-employee member of our board of directors. Mr. Salem is the chair of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules and regulations of the SEC, including Rule 10C-1 under the Exchange Act, and the listing requirements of The NASDAQ Stock Market, and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Our compensation committee is responsible for, among other things:

•

reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries; incentive compensation plans, including the specific goals and amounts; equity compensation, employment agreements, severance arrangements and change in control agreements; and any other benefits, compensation or arrangements; provided that any approvals relating to our Chief Executive Officer’s compensation will be subject to the ratification of our entire board of directors, with any non-independent directors not voting;

•	administering our equity compensation plans; and

•	overseeing our overall compensation philosophy, compensation plans and benefits programs.

Our compensation committee may form subcommittees and may delegate to such subcommittees such power and authority as our compensation committee deems appropriate. Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. A copy of the charter of our compensation committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2017, our compensation committee held six meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Kimberly Alexy and Ronald E. F. Codd, each of whom is a non-employee member of our board of directors. Mr. Codd is the chair of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the listing requirements of The NASDAQ Stock Market. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and corporate governance committee operates under a written charter that satisfies the listing standards of The NASDAQ Stock Market. A copy of the charter of our nominating and corporate governance committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2017, our nominating and corporate governance committee held four meetings.

Government Classified Information and Security Committee

Our government classified information and security committee is comprised of Kevin R. Mandia and Enrique Salem. Mr. Mandia is the chair of our government classified information and security committee. Our government classified information and security committee is responsible for, among other things:

•	reviewing and making recommendations to our board of directors on matters concerning the Company that involve or relate to (i) information or activities that have been classified for purposes of national security by an agency or instrumentality of the government and (ii) the security of the Company’s personnel, data and facilities; and

•	assisting our board of directors in fulfilling its oversight responsibilities relating to such matters.

Our government classified information and security committee operates under a written charter. During 2017, our government classified information and security committee did not hold any meetings.

Compensation Committee Interlocks and Insider Participation

During 2017, Ronald E. F. Codd, William M. Coughran Jr., Stephen Pusey and Enrique Salem served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving on our compensation committee or our board of directors. We have had a compensation committee since November 2012. Prior to establishing the compensation committee, our full board of directors made decisions relating to the compensation of our executive officers.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the composition of our board of directors, including, without limitation, issues of character, integrity, judgment, diversity, age, independence, expertise, length of service, understanding of our business and other commitments. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Our nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no other stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for directors recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least 12 months prior to the date of the submission of the recommendation. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diversity of experience, skills and experience, including appropriate financial and other expertise relevant to our business. Stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and FireEye and evidence of the recommending stockholder’s ownership of our common stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board of directors membership. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4(ii) of our bylaws and the rules and regulations of the SEC. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to our Secretary at FireEye, Inc., 601 McCarthy Blvd., Milpitas, California 95035. To be timely for our 2019 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 7, 2019 and no later than March 9, 2019. The notice must state the information required by Section 2.4(ii) of our bylaws and otherwise must comply with applicable federal and state law.

Communications with the Board of Directors

We have a practice of regularly engaging with our stockholders to seek their feedback. Additionally, stockholders wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our General Counsel at FireEye, Inc., 601 McCarthy Blvd., Milpitas, CA 95035. Our General Counsel will review all incoming stockholder communications (excluding mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material), and if deemed appropriate, the stockholder communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the chairman of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our audit committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation plans, policies and practices. Finally, our full board of directors reviews strategic and operational risk, including but not limited to cybersecurity risk, in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Stockholder Engagement

We believe that effective corporate governance includes regular, constructive conversations with our stockholders, and we value our stockholders’ continued interest and feedback. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders. In the last 12 months, as part of our ongoing stockholder engagement program, we have engaged in substantive discussions on our executive compensation, corporate governance and corporate performance and strategy with our institutional investors, including the majority of our top 10 stockholders. These discussions covered a variety of topics, including our executive compensation philosophy, our compensation actions following the appointment of Mr. Mandia as our chief executive officer in 2016, our “say-on-pay” votes, the composition of our board of directors, our commitment to board diversity and our strategies to achieve profitable growth in the future.

Maintaining an active dialogue with our stockholders on these topics is consistent with our corporate values of transparency and accountability, and we intend to increase our outreach efforts in 2018.

Outside Director Compensation Policy

Members of our board of directors who are not our employees are eligible for awards under our Outside Director Compensation Policy, which our board of directors approved in August 2014 and subsequently amended in June 2016 and March 2017.

Under our Outside Director Compensation Policy, non-employee directors will receive compensation in the form of equity awards, or a mixture of equity and cash awards, as described below:

Initial Award

Upon joining our board of directors, each new non-employee director elected or appointed will automatically receive an equity award of restricted stock units with a total value of $400,000. This award will vest as to 1/3 of the shares subject to the restricted stock units annually over a three-year period, subject to continued service through the applicable vesting date.

Annual Awards

On the date of each annual meeting of our stockholders, each non-employee director who has been a non-employee director for at least six months will be entitled to receive an annual fee with a total value based on board and other service as set forth in the following table, provided that no award will be granted to any non-employee director who is not continuing as a director following the applicable annual meeting of stockholders:

	Annual Fee
Board Member:	$200,000
Chairperson of the Board (if applicable):	$45,000
Lead Independent Director (if applicable):	$20,000

Committee Service:	Chair	Member
Audit:	$20,000	$7,000
Compensation:	$10,000	$5,000
Nominating and Corporate Governance:	$6,250	$2,500
Government Classified Information and Security:	$6,250	$2,500

Unless an eligible non-employee director elects to receive all of his or her annual fee in the form of an equity award of restricted stock units, 50% of an eligible non-employee director’s annual fee will be awarded in the form of an equity award of restricted stock units and the other 50% of such non-employee director’s annual fee will be awarded in the form of cash. All of a non-employee director’s equity award of restricted stock units will be granted to him or her on the date of the annual meeting of our stockholders and will fully vest upon the earlier of the first anniversary of the grant date or the day prior to the next annual meeting of stockholders, in each case, subject to his or her continued service through the vesting date. All of a non-employee director’s cash, if any, will be paid to him or her in four equal installments on a quarterly basis, with one installment paid on the 15th day of each of the first four calendar quarters following the date of such annual meeting, in each case subject to his or her continued service through the applicable payment date.

For purposes of our Outside Director Compensation Policy, equity awards are valued at the fair market value of the shares subject to the award on the grant date of the award or such other methodology determined by our board of directors or our compensation committee.

2017 Director Compensation Table

The table below shows all compensation awarded to or paid in 2017 to the directors who served during 2017 (other than our Chief Executive Officer, who is both a director and one of our named executive officers for 2017).

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Kimberly Alexy(3)	—	222,496	222,496
Ronald E. F. Codd(4)	106,938	109,112	216,050
Stephen Pusey(5)	102,500	102,487	204,987
Enrique Salem(6)	—	257,494	257,494
Robert E. Switz(7)	—	399,988	399,988
Deepak Ahuja(8)	77,625	103,486	181,111
William M. Coughran Jr.(9)	—	—	—
David DeWalt(10)	—	—	—

(1)	The amounts reported in this column represent the aggregate amount of quarterly cash awards paid in 2017 in accordance with the Outside Director Compensation Policy.
(2)

On June 1, 2017, we granted awards of restricted stock units to Messrs. Ahuja, Codd, Pusey and Salem and Ms. Alexy for service on our board of directors, in accordance with the Outside Director Compensation Policy. Each such award (other than Mr. Ahuja’s award, which was cancelled on September 12, 2017 upon his resignation from our board of directors) will fully vest upon the earlier of the first anniversary of the grant date or the day prior to our next annual meeting of stockholders that follows the grant date, in each case, subject to continued service through the vesting date. Ms. Alexy and Mr. Salem elected to receive all of their 2017 annual fees in the form of equity awards of restricted stock units. On September 12, 2017, we granted an award of restricted stock units to Mr. Switz upon his appointment to our board of directors, in accordance with the Outside Director Compensation Policy. Such award to Mr. Switz will vest over three years from the date of grant, with one-third of the shares subject to the award vesting on each anniversary of the date of grant, in each case subject to Mr. Switz’s continued service through the vesting date. The amounts reported in this column represent the aggregate grant date fair value of the awards as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K/A, as filed with the SEC on March 1, 2018.
(3)	As of December 31, 2017, Ms. Alexy held 18,953 shares of common stock issuable upon the vesting of restricted stock units.
(4)	As of December 31, 2017, Mr. Codd held (i) an option to purchase 118,000 shares of common stock at an exercise price of $2.48 per share, all of which shares had vested as of December 31, 2017, and (ii) 7,099 shares of common stock issuable upon the vesting of restricted stock units.
(5)	As of December 31, 2017, Mr. Pusey held 9,178 shares of common stock issuable upon the vesting of restricted stock units.
(6)	As of December 31, 2017, Mr. Salem held 16,753 shares of common stock issuable upon the vesting of restricted stock units.
(7)	As of December 31, 2017, Mr. Switz held 24,227 shares of common stock issuable upon the vesting of restricted stock units.
(8)	On September 12, 2017, Mr. Ahuja resigned as a member of our board of directors, effective as of such date. As a result, all of Mr. Ahuja’s then unvested equity awards were cancelled on September 12, 2017.
(9)	Mr. Coughran did not receive any compensation in 2017 for his service on our board of directors because his term on our board of directors expired at our 2017 annual meeting of stockholders on June 1, 2017 and he did not stand for re-election at such meeting.
(10)	On January 29, 2017, Mr. DeWalt resigned as a member of our board of directors, effective as of January 31, 2017. Mr. DeWalt did not qualify to receive any compensation pursuant to the Outside Director Compensation Policy in 2017 and he was not awarded any compensation in 2017 for his service on our board of directors.

See “Executive Compensation” for information about the compensation of our Chief Executive Officer, who is both a director and one of our named executive officers for 2017.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of six members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At the Annual Meeting, stockholders are being asked to elect one Class II director for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominee

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Robert E. Switz as nominee for election as a Class II director at the Annual Meeting. If elected, Mr. Switz will serve as a Class II director until the 2021 annual meeting of stockholders or until his successor is duly elected and qualified. The nominee is currently a director of our company. For information concerning the nominee, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Mr. Switz. We expect that Mr. Switz will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

Our bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this meeting is uncontested, and therefore, the majority voting standard will apply. That means, in order for the nominee to be elected, the votes cast “FOR” the nominee’s election must exceed the votes cast “AGAINST” the nominee’s election. Abstentions and broker non-votes with respect to the election of the nominee will have no effect on the nominee’s election. Under our Corporate Governance Guidelines, each director is required to submit in advance an irrevocable, conditional resignation that will be effective only upon both (1) the failure to receive the required vote at the next stockholders’ meeting at which the director faces reelection and (2) our board of directors’ acceptance of such resignation. If an incumbent director fails to receive the required vote for reelection, our nominating and corporate governance committee will act to determine whether to accept the director’s resignation and will submit its recommendation to our board of directors for consideration.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” THE NOMINEE NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP (“Deloitte”), as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2018. Deloitte also served as our independent registered public accounting firm for our fiscal year ended December 31, 2017.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Stockholder ratification of the appointment of Deloitte is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2018 if our audit committee believes that such a change would be in the best interests of FireEye and its stockholders. A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Deloitte for our fiscal years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees(1)	$3,275,233	$3,214,861
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—

	$3,275,233	$3,214,861

(1)	“Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2017 also included fees billed for professional services rendered in connection with the adoption of ASC 606 and Form S-8 consent issuance. Fees for 2016 also included fees billed for professional services rendered in connection with our acquisitions in 2016.
(2)	“Audit-Related Fees” consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	“Tax Fees” consist of fees for professional services rendered by Deloitte for tax compliance, tax advice and tax planning.

Auditor Independence

In 2017, there were no other professional services provided by Deloitte that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Deloitte for our fiscal years ended December 31, 2016 and 2017 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR

ENDING DECEMBER 31, 2018.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory (and non-binding) basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in the “Executive Compensation” section of this proxy statement beginning on page 32 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on FireEye, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, program, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we’ve provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy and Objectives” beginning on page 36 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that FireEye’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in FireEye’s proxy statement for the 2018 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Vote Required

The approval, on an advisory basis, of named executive officer compensation requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, abstentions will have the effect of a vote AGAINST the proposal. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE

OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that FireEye, Inc., or the Company, specifically incorporates it by reference in such filing.

The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. The audit committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The audit committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Kimberly Alexy (Chair)

Ronald E. F. Codd

Robert E. Switz

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 9, 2018. Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Alexa King	50	Executive Vice President, General Counsel and Secretary
Kevin R. Mandia	47	Chief Executive Officer and Director
Travis M. Reese	46	President
William T. Robbins	50	Executive Vice President of Worldwide Sales
Frank E. Verdecanna	47	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Alexa King has served as our General Counsel and Secretary since April 2012 and as our Executive Vice President since May 2016. She previously served as our Senior Vice President from April 2012 to May 2016. Prior to joining FireEye, Ms. King was Vice President, General Counsel and Secretary of Aruba Networks, Inc. from December 2005 to April 2012. From 2000 to 2005, Ms. King served as Senior Director of Legal at Siebel Systems, Inc. and her early career included working at Pillsbury Madison & Sutro (now Pillsbury Winthrop) and Fenwick & West. Ms. King has served on the board of directors of Vocera Communications, Inc. since July 2016. Additionally, Ms. King served as founding director of Pathbrite, Inc. (f/k/a RippleSend, Inc.) from 2008 to 2009 and as advisor from 2009 to 2011. Ms. King graduated magna cum laude from Harvard College with a degree in Eastern European Studies and received her J.D. from the University of California, Berkeley, Boalt Hall School of Law, where she was named to the Order of the Coif.

Kevin R. Mandia has served as our Chief Executive Officer since June 2016 and as a member of our board of directors since February 2016. He previously served as our President from February 2015 to June 2016 and as our Senior Vice President and Chief Operating Officer from the date of our acquisition of Mandiant in December 2013 through February 2015. Prior to joining FireEye, Mr. Mandia was the Chief Executive Officer of Mandiant and had served in that capacity since he founded Mandiant in 2004. Prior to forming Mandiant, Mr. Mandia served as the Director of Computer Forensics at Foundstone (later acquired by McAfee Corporation) from 2000 to 2003 and as the Director of Information Security for Sytex (later acquired by Lockheed Martin) from 1998 to 2000. From 1993 to 2000, Mr. Mandia was an officer in the United States Air Force, where he served in various capacities, including as a computer security officer in the 7th Communications Group at the Pentagon, and later as a special agent in the Air Force Office of Special Investigations (AFOSI). Mr. Mandia holds a B.S. in Computer Science from Lafayette College and an M.S. in Forensic Science from The George Washington University. In 2011, Mr. Mandia was named Ernst & Young Entrepreneur of the Year for the Greater Washington area. He completed the Harvard Business School’s Owner/President Management Program in February 2013. Mr. Mandia has taught graduate level courses at Carnegie Melon University and The George Washington University and has co-authored two books on responding to security breaches: Incident Response: Performing Computer Forensics (McGraw-Hill, 2003) and Incident Response: Investigating Computer Crime (McGraw-Hill, 2001).

Travis M. Reese has served as our President since June 2016. He previously served as our President of Mandiant Consulting and iSIGHT Intelligence from January 2016 to June 2016 and as our President of Mandiant Consulting from December 2013 to January 2016. Prior to joining FireEye, Mr. Reese had been with Mandiant from April 2006 to December 2013, where he started as the Vice President of Federal and culminated as the President and Chief Operating Officer. From May 2000 to April 2006, Mr. Reese was a Vice President at Aegis Research Corporation which later became a business unit of ManTech International through an acquisition in August 2002. Prior to Aegis Research Corporation, Mr. Reese spent ten years in the United States Air Force from 1990 to 2000, as a Special Agent with the United States Air Force Office of Special Investigations (AFOSI).

Mr. Reese completed the Harvard Business School’s Finance for Senior Executives program in 2010. Mr. Reese holds a B.S. in Criminal Justice from Wayland Baptist University.

William T. Robbins has served as our Executive Vice President of Worldwide Sales since November 2016. Prior to joining FireEye, Mr. Robbins was Executive Vice President of Worldwide Sales of Nuance Communications, Inc. from December 2013 to November 2016. From January 2013 to December 2013, Mr. Robbins served as Chief Operating Officer of [24]7. From May 2005 to December 2012, Mr. Robbins held various positions at Symantec Corporation, most recently as Executive Vice President, Worldwide Sales & Services. Mr. Robbins holds both a B.S. in Economics and a B.B.A. in Finance from Southern Methodist University.

Frank E. Verdecanna has served as our Executive Vice President and Chief Financial Officer since February 2017 and as our Chief Accounting Officer since August 2016. He previously served as our Senior Vice President of Finance from November 2015 to February 2017, as our interim Chief Financial Officer from August 2015 to September 2015 and as our Vice President of Finance from November 2012 to November 2015. Prior to joining FireEye, Mr. Verdecanna was the Chief Financial Officer of Apptera, Inc., a mobile communications and advertising company, from February 2010 to November 2012. From October 2000 to July 2009, Mr. Verdecanna held various finance positions, most recently as Vice President and Chief Financial Officer, at iPass Inc., a publicly traded global provider of mobility software and services. Mr. Verdecanna holds a B.S. in Business Administration from California Polytechnic State University-San Luis Obispo.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2017 compensation of our principal executive officer in 2017, each individual who served as our principal financial officer in 2017, and the three executive officers (other than our principal executive officer in 2017 and each individual who served as our principal financial officer in 2017) who were our most highly-compensated executive officers as of the end of 2017. These individuals were:

•	Alexa King, our Executive Vice President, General Counsel and Secretary;

•	Kevin R. Mandia, our Chief Executive Officer (our “CEO”);

•	Travis M. Reese, our President;

•	William T. Robbins, our Executive Vice President of Worldwide Sales;

•	Frank E. Verdecanna, our Executive Vice President, Chief Financial Officer and Chief Accounting Officer (our “CFO”); and

•	Michael J. Berry, our former Executive Vice President, Chief Financial Officer and Chief Operating Officer.

These individuals were our named executive officers (our “Named Executive Officers”) for 2017.

Management Changes

Mr. Berry resigned from his positions of Executive Vice President, Chief Financial Officer and Chief Operating Officer effective February 3, 2017. Mr. Verdecanna, who was then our Senior Vice President of Finance and Chief Accounting Officer, was promoted to Executive Vice President and Chief Financial Officer effective February 4, 2017, while retaining his position as our Chief Accounting Officer.

Overview

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended December 31, 2017. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including our Named Executive Officers, in 2017, and discusses the key factors that the Compensation Committee and our Board of Directors considered in determining the compensation of our Named Executive Officers.

Executive Summary, Strategic Context and 2017 Business Highlights

We provide intelligence-based cybersecurity solutions that allow organizations to prepare for, prevent, respond to and remediate cyber attacks. Our portfolio of cybersecurity products and services is designed to detect and prevent attacks as well as enable rapid discovery and response when a breach occurs.

The cybersecurity industry is highly competitive. We believe the market opportunity is substantial, but we must adapt rapidly to changes in the threat environment and the development of new technologies to be successful. We believe our Mandiant incident response and cybersecurity consulting business provides unique visibility into the evolving threat environment. We leverage this knowledge to update our threat detection capabilities and drive our research and development priorities.

In June 2016, we transitioned the CEO role from David DeWalt to Kevin Mandia. In August 2016, we restructured our business to streamline our operations and align our cost structure with our opportunity. These actions accelerated our evolution from a pioneer in appliance-based detection of advanced threats to a leading provider of a comprehensive security operations platform.

2017 was a transformative year for FireEye as we made steady progress against our financial and operational objectives. Our operating performance improved throughout the year, and in the fourth quarter of 2017, we returned to growth in both billings and revenue and also achieved non-GAAP profitability for the first time in our history. For the year, we achieved revenue of $751 million, reduced our operating losses by $186 million, and generated positive operating cash flow. Our continued focus on innovation resulted in the release of significant new features and functionality in our network, email and endpoint security products and the introduction of Helix, our cloud-based security management, analytics and orchestration platform. We believe the innovations we introduced in 2017 will be the foundation for continued top-line growth and improved operating results in the future.

2017-Related Executive Compensation Actions

In line with our performance and compensation objectives, the Compensation Committee or our Board of Directors (with our sole non-independent director not present at the applicable meeting and therefore not voting), as applicable, approved the following actions related to the 2017 compensation for our Named Executive Officers:

•	Base Salary. Increased the annual base salaries of Ms. King and Mr. Verdecanna by 16% and 42%, respectively, to reflect competitive market conditions (and, in the case of Mr. Verdecanna, his promotion). Our CEO’s annual base salary for 2017 remained unchanged from his 2016 level;

•	Target Cash Incentive Compensation Opportunities. Increased the target annual cash incentive compensation opportunities of Ms. King and Mr. Verdecanna to reflect increases in their annual base salaries, with the increased target being equal to 50% of their respective annual base salaries. Our CEO’s target annual cash incentive compensation opportunity for 2017 remained unchanged from his 2016 level;

•	Short-Term Incentive Compensation. Based upon the levels of achievement of the corporate performance objectives and individual performance objectives established under our Employee Incentive Plan for the 2017 annual cash incentive compensation opportunities of our eligible Named Executive Officers, approved cash payouts ranging from $185,166 to $353,500, with a cash payout for our CEO in the amount of $353,500 (representing 101% of his 2017 target annual cash incentive compensation opportunity);

•	Long-Term Incentive Compensation. Continued the practice of providing long-term incentive compensation in the form of restricted stock unit (“RSU”) awards and performance-based restricted stock unit (“PSU”) awards for shares of our common stock;

•	Equity Awards. Granted a combination of RSU and PSU awards to certain of our Named Executive Officers, subject to a time-based vesting requirement in the case of the RSU awards and both a performance condition and a time-based vesting requirement in the case of the PSU awards, with the aggregate grant date fair value of the equity awards granted to such Named Executive Officers ranging from $2,111,250 to $6,095,000. The aggregate grant date fair value of our CEO’s equity awards was $6,095,000;

•

Payout of PSU Awards. Based upon the level of achievement of the performance conditions for the PSU awards tied to 2017 performance, determined that 82% (in the case of the PSU award granted to Mr. Robbins in 2016), 91% (in the case of the PSU awards granted to Mr. Verdecanna in 2014 and 2015) and 116% (in the case of the 2017 PSU awards granted in 2017) of the target number of shares of our common stock subject to the PSU awards for 2017 performance had been earned, subject to the continued service of the applicable Named Executive Officers through the applicable vesting dates (i.e., February 2018 in the case of the PSU awards granted to Messrs. Robbins and Verdecanna prior to 2017, and one-third in each of February 2018, 2019 and 2020 in the case of the PSU awards granted in 2017); and

•	Transition Agreement with our Former Chief Financial Officer. Entered into a transition agreement with Mr. Berry in connection with his resignation from his positions of Executive Vice President, Chief Financial Officer and Chief Operating Officer effective February 3, 2017. Pursuant to the agreement, in return for Mr. Berry providing certain transition services to us and his execution of a comprehensive general release in favor of the Company, we agreed to pay Mr. Berry his fiscal 2016 cash bonus in the amount of $251,125 on February 15, 2017, as if he remained an employee on such date, and we also agreed that any outstanding Company equity awards held by Mr. Berry would continue to vest in accordance with their respective terms during the approximately one-month transition period following his employment.

Pay for Performance

A significant portion of the target total direct compensation provided to our Named Executive Officers each year is at-risk and subject to our achieving our operating results as follows:

•	Our short-term incentive compensation program requires achievement of corporate and/or individual objectives for any payment to be made thereunder.

•	A significant portion (i.e., 50%) of the equity awards granted in 2017 to our Named Executive Officers were both at-risk and subject to achievement of pre-established performance objectives. If the performance objectives were not achieved at a threshold level, then none of the shares of our common stock subject to the performance-based equity awards would be earned.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards that are consistent with our executive compensation philosophy. During 2017, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behavior that we do not believe serve our stockholders’ long-term interests:

What We Do

•	Maintain a Compensation Committee comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation comments and concerns.

•	Enable the Compensation Committee to engage and retain its own advisors. During 2017, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist with its responsibilities.

•	Support the Compensation Committee in its annual review of our executive compensation strategy, including its review of the compensation peer group used for comparative purposes and, to help avoid creating compensation-related risks that would be reasonably likely to have a material adverse effect on us, its annual review of our compensation-related risk profile.

•	Design the equity awards granted to our executive officers to be consistent with current market practice. The majority of the equity awards vest over multi-year periods, which serves our long-term value creation goals and retention objectives.

•	Prohibit our executive officers and the non-employee members of our Board of Directors from speculating in our equity securities or engaging in any other hedging transactions with respect to our equity securities. In addition, we prohibit our executive officers and the non-employee members of our Board of Directors from pledging their equity securities or using such securities as collateral for a loan.

•	Support our Board of Directors in its review of the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy and plans are in place for our most critical positions.

•	Maintain formal stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors to support these individuals acting as owners of the Company.

•	Maintain a compensation recovery policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

What We Do Not Do

•	Offer pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans to our executive officers.

•	Reprice options to purchase shares of our common stock without stockholder approval.

•	Provide perquisites and other personal benefits to our executive officers unless they serve a sound business purpose.

Effect of Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considers the results of the annual stockholder advisory vote on the compensation of our Named Executive Officers, as well as stockholder feedback on our executive compensation program, as part of its annual executive compensation review. In response to stockholder feedback, as well as concerns expressed by proxy advisory services in their annual compensation review and voting recommendations, we continue to revise and enhance our executive compensation program while remaining consistent with our compensation objectives, “pay for performance” philosophy and corporate values.

In 2016, we asked our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2015. This was the first year the “say on pay” proposal was included in our proxy statement and the proposal received support from approximately 54% of the votes cast. In response to the 2016 say-on-pay vote, we expanded our stockholder outreach and communication program to discuss our innovation strategy, the transition of our business model to a higher mix of recurring revenues and our commitment to a balance of top-line growth and operating leverage, in addition to discussions regarding executive compensation and other corporate governance matters. As a result of the feedback we received, when establishing our 2017 executive compensation program, we added non-GAAP operating income/loss as a second performance measure for the long-term performance-based equity awards granted in 2017, reflecting our increased emphasis on balancing investments to drive growth with the achievement of operating leverage and positive cash flows.

Additionally, in its annual review of the compensation of our executive officers in February 2017, the Compensation Committee decided not to increase the annual base salaries of our Named Executive Officers (except for Mr. Verdecanna, who received an increase in connection with his promotion to Executive Vice President and Chief Financial Officer).

In a mid-year review of executive compensation, the Compensation Committee, with the support of competitive compensation analysis provided by Compensia, determined that an adjustment to the cash compensation of Ms. King was necessary and appropriate to maintain the competitiveness of her target total cash compensation. Additionally, following a review of the equity holdings of our executive officers, the Compensation Committee determined that additional equity awards were necessary and appropriate to maintain the competitiveness of Mr. Verdecanna’s total compensation. 50% of the additional compensation for both Ms. King and Mr. Verdecanna were at-risk and subject to achievement of performance objectives.

The Compensation Committee remains committed to policies and practices that promote our stockholders’ long-term interests, including a “pay for performance” philosophy with a significant percentage of compensation delivered in the form of equity subject to performance and time-based vesting requirements. In 2017, 50% of our CEO’s target total direct compensation and approximately 48% of our other Named Executive Officers’ target total direct compensation was “at risk” and contingent upon the achievement of pre-established performance measures. Further, in 2017, 90% of our CEO’s target total direct compensation and approximately 83% of our other Named Executive Officers’ target total direct compensation was provided in the form of equity awards subject to multi-year time-based vesting.

Consistent with our “pay for performance” philosophy, and absent the extraordinary circumstances associated with the management transition and restructuring of 2016, the Compensation Committee did not make any discretionary payouts with respect to 2017 compensation for our Named Executive Officers. Payouts of 2017-related cash incentive compensation and performance-based equity awards were consistent with the pre-established performance metrics and payout ratios for each metric. Further, attainment of 100% of individual performance targets for each of our Named Executive Officers was consistent with the weighted average attainment of corporate performance measures at 101%.

At our 2017 annual meeting of stockholders, approximately 61% of the votes cast approved the compensation program for our named executive officers for the fiscal year ended December 31, 2016, as described in our 2017 proxy statement. In response to the 2017 say-on-pay vote, as well as feedback from our stockholders received through our ongoing stockholder engagement efforts and commentary from the proxy advisory services in their annual compensation analysis and voting recommendations, we made several changes to our 2018 executive compensation program compared to 2017:

•	For 2018 annual cash incentive opportunities, we have selected revenue instead of billings as one of the three corporate performance measures. This change reflected specific feedback we received from our stockholders requesting that we refrain from using billings as a performance measure for both our short-term and long-term incentive compensation programs.

•	For most equity awards granted in 2018 (both time-based and performance-based), we increased the vesting period to four years, with 25% scheduled to vest per year subject to continued service through the applicable vesting date.

•	For both 2018 annual cash incentive opportunities and performance-based equity awards granted in 2018, we established a 0% payout with respect to any corporate performance measure that does not improve, on an absolute dollar basis, compared to 2017.

The Compensation Committee will continue to consider best practices from a stockholder and corporate governance perspective when it designs our executive compensation program. Further, the Compensation Committee will continue to consider feedback received through our stockholder engagement efforts, as well as the results of the annual advisory vote on our executive compensation program and policies, and use this feedback in shaping our future executive compensation program.

Compensation Philosophy and Objectives

Compensation Philosophy

As a cybersecurity provider, we operate in a rapidly evolving industry sector. To succeed in this environment, we must attract and retain a highly talented executive team, including executive officers with strong leadership skills who can run our business functions, achieve results that meet our clients’ objectives, and sell our products, subscriptions and services. We compete with other companies in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. We have designed our executive compensation program to accomplish our goals in the highly competitive area for top talent, while at the same time fostering a “pay for performance” environment that aligns the long-term interests of our executive officers with the interests of our stockholders.

Compensation Program Objectives

To be successful in our industry requires that we continually build on our expertise in the cybersecurity space, expand the breadth and quality of our solutions, continuously enhance our technology platforms, and manage our expanding operations efficiently and effectively. Our executive compensation program is designed to achieve these objectives so that we are able to:

•	attract and retain talented and experienced executive officers, who possess the knowledge, skills, and leadership criteria critical to our success;

•	motivate these executive officers to achieve our business objectives and uphold our core values;

•	promote teamwork within the executive team, while also recognizing the unique role each executive officer plays in our success; and

•	ensure the alignment of the long-term interests of our executive officers with the interests of our stockholders.

As we continue to grow as a publicly-traded company, we will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the Compensation Committee to review executive compensation annually. Further, as part of this review process, we expect the Compensation Committee to apply our values and the objectives described above, while considering the compensation levels needed to ensure that our executive compensation program remains competitive.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee oversees our executive compensation and other compensation and benefit programs, administers our equity compensation plans, and reviews, formulates, and determines the design and amount of compensation for our executive officers, including our Named Executive Officers, except that any approvals by the Compensation Committee relating to the compensation of our Chief Executive Officer are subject to the ratification of our Board of Directors (with any non-independent directors abstaining from the vote).

At the beginning of each year, the Compensation Committee reviews our executive compensation program, including any incentive compensation plans and arrangements to determine whether they are appropriate, properly coordinated, and achieve their intended purposes and makes any modifications to existing plans and arrangements or adopts new plans or arrangements. The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and the achievement of our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee, from time to time, makes changes in our executive compensation program or recommends changes to our Board of Directors.

The factors considered by the Compensation Committee in determining the compensation of our executive officers and developing its recommendations to our Board of Directors for 2017 included:

•	the recommendations of our Chief Executive Officer (except with respect to his own compensation) as described below;

•	our corporate growth and other elements of financial performance;

•	the individual achievement of each executive officer against his or her management objectives;

•	a review of the relevant competitive market data (as described below);

•	the expected future contribution of the individual executive officer; and

•	internal pay equity based on the impact on our business and performance.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation determinations and recommendations. Rather, in making its determinations and recommendations, the members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage.

Role of Management

Our Chief Executive Officer works closely with the Compensation Committee in determining the compensation of our other executive officers, including our other Named Executive Officers. Typically, our Chief Executive Officer works with the Compensation Committee to recommend the structure of the annual cash incentive compensation opportunities, to identify and develop corporate and individual performance objectives for such cash incentive compensation opportunities, and to evaluate actual performance against the selected measures. Our Chief Executive Officer also makes recommendations to the Compensation Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.

At the beginning of each year, our Chief Executive Officer reviews the performance of our other executive officers for the previous year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. These recommendations concern the base salary, annual cash incentive compensation, and long-term incentive compensation for each of our executive officers (other than himself) based on our results, the individual executive officer’s contribution to these results, and his or her performance toward achieving his or her individual performance objectives. The Compensation Committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target total direct compensation of each executive officer (other than our Chief Executive Officer), as well as each individual compensation element.

While the Compensation Committee considers our Chief Executive Officer’s recommendations, it only uses these recommendations as one of several factors in making its decisions with respect to the compensation of our executive officers. In all cases, the final decisions on compensation matters are made by the Compensation Committee or our Board of Directors (with any non-independent directors abstaining from the vote). Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.

At the request of the Compensation Committee, our Chief Executive Officer typically attends a portion of each Compensation Committee meeting in which executive compensation is discussed, including meetings at which the Compensation Committee’s compensation consultant is present.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more executive compensation advisors, as it determined in its sole discretion, including compensation consultants, legal counsel, accounting, and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.

During 2017, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Compensation Committee by Compensia in 2017 were as follows:

•	conducted a review and updating of the compensation peer group;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	provided advice with respect to compensation best practices and market trends for our executive officers and the non-employee members of our Board of Directors;

•	assessed our compensation risk profile and reported on this assessment;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the non-employee members of our Board of Directors; and

•	provided ad hoc advice and support throughout the year.

The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All decisions regarding the compensation of our executive officers, however, are made by the Compensation Committee (provided that any approvals by the Compensation Committee relating to the compensation of our Chief Executive Officer are subject to the ratification of our Board of Directors, with any non-independent directors abstaining from the vote) or our Board of Directors (with any non-independent directors abstaining from the vote).

Compensia reports directly to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable NASDAQ Listing Standards, and concluded that that there are no conflicts of interest with respect to the work that Compensia performs for the Compensation Committee.

Use of Competitive Market Data

As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data, but does not use this data for benchmarking the compensation of our Named Executive Officers. This market data is drawn from a select group of peer companies developed by the Compensation Committee, as well as compensation survey data.

At the direction of the Compensation Committee, Compensia developed a revised compensation peer group in November 2016 to ensure that our executive compensation decisions for 2017 were positioned to be competitive with comparable peer companies. This updated peer group was based on an evaluation of companies that the Compensation Committee believed were comparable to us, taking into consideration the size of each company (based on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

•	the comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).

Based on these criteria, the Compensation Committee approved an updated compensation peer group consisting of 20 publicly-traded business services and related technology companies. At the time Compensia updated the peer group, the selected companies had revenues ranging from approximately $261 million to approximately $1.4 billion, with a median of $562 million, and market capitalizations ranging from approximately $1.3 billion to approximately $13.3 billion, with a median of $3.6 billion. The companies comprising the compensation peer group were as follows:

Arista Networks	Guidance Software	Splunk
Aspen Technology	Infoblox	Tableau Software
Cornerstone OnDemand	LendingClub	Ultimate Software Group
CoStar Group	Medidata Solutions	Yelp
Envestnet	Palo Alto Networks	Zendesk
Fortinet	Progress Software	Zillow Group
GrubHub	Proofpoint

Of the 20 companies in our 2017 compensation peer group, 12 were carried over from 2016 (Arista Networks, Aspen Technology, CoStar Group, Fortinet, GrubHub, LendingClub, Palo Alto Networks, Splunk, Tableau Software, The Ultimate Software Group, Yelp and Zillow Group). The turnover of our compensation peer group was a result of the evaluation and selection criteria described above.

The Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements

Our executive compensation program consists primarily of three elements: base salary, short-term incentive compensation in the form of cash awards, and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several Company-wide welfare and health benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.

We use these compensation elements to make up our executive compensation program because (i) they are consistent with other programs in our competitive market and allow us to effectively compete for highly-qualified talent, (ii) each element supports achievement of one or more of our compensation objectives, and (iii) collectively, they have been and, we believe, will continue to be, effective means for motivating our executive officers. We view the three primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, or that significant compensation from one element should negate or reduce compensation from other elements.

Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our Named Executive Officers in 2017 under each of these elements.

Base Salary

We believe that a competitive base salary is necessary to attract and retain a stable executive team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.

Thereafter, the Compensation Committee or our Board of Directors reviews the base salaries of our executive officers, including our Named Executive Officers, at least annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2017, in connection with the promotion of Mr. Verdecanna as our Executive Vice President and Chief Financial Officer, our Board of Directors increased Mr. Verdecanna’s base salary effective February 1, 2017.

Also in February 2017, the Compensation Committee reviewed the base salaries of our executive officers (other than Mr. Berry, who had by then tendered his resignation), and our Board of Directors (with our CEO not present at the meeting) reviewed the base salary of our CEO, in each case taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following their reviews, the Compensation Committee (with respect to our executive officers, other than our CEO) and our Board of Directors (with respect to our CEO) determined that adjustments were not necessary to maintain the competitiveness of our executive officers’ target total cash compensation and, except for the previously approved increase for Mr. Verdecanna in connection with his promotion, decided not to increase the base salaries of our Named Executive Officers compared to their ending 2016 levels.

In July 2017, as part of our effort to remain competitive in retaining our executive officers given that no cash compensation adjustments had been made earlier in the year for them (other than Mr. Verdecanna in connection with his promotion), the Compensation Committee undertook a mid-year review of the base salaries of our executive officers, taking into consideration the competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his compensation), as well as the other factors described above. Following this review, the Compensation Committee determined that an adjustment was necessary and appropriate in the case of Ms. King to maintain the competitiveness of her target total cash compensation and decided to increase her base salary compared to her 2016 level, effective as of August 1, 2017.

The ending base salaries of our Named Executive Officers for 2017 compared to 2016 levels were as follows:

Named Executive Officer	Ending 2016 Base Salary	Ending 2017 Base Salary	Amount Increase	Percentage Increase
Ms. King	$316,667	$366,667	$50,000	16%
Mr. Mandia	$350,000	$350,000	—	—
Mr. Reese	$335,000	$335,000	—	—
Mr. Robbins	$450,000	$450,000	—	—
Mr. Verdecanna	$260,000	$370,000	$110,000	42%
Mr. Berry(1)	$410,000	N/A	N/A	N/A

(1)	Mr. Berry did not have an ending 2017 base salary because his employment with us terminated on February 3, 2017.

The base salaries earned by our Named Executive Officers for 2017 are set forth in the “Summary Compensation Table for Fiscal Year 2017” below.

Annual Cash Incentive Compensation—Overview

We use annual cash incentive compensation paid under our Employee Incentive Plan (the “Incentive Plan”) to motivate our executive officers, including our Named Executive Officers, and designated employees to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, this annual cash incentive compensation is intended to help us deliver a competitive total direct compensation opportunity to our executive officers.

Under the Incentive Plan, the Compensation Committee establishes annual performance measures and related target levels applicable to any cash incentive compensation opportunity under the Incentive Plan each year. Performance objectives that involve our financial results may be determined in accordance with GAAP or may consist of non-GAAP financial measures, and any actual results may be adjusted by the Compensation Committee for one-time items or unbudgeted or unexpected items when determining whether the performance objectives have been met. Individual performance objectives may be established on the basis of any factors the Compensation Committee determines relevant, and may be adjusted on an individual, divisional, business unit, or Company-wide basis. The performance objectives may differ from participant to participant and from cash incentive compensation opportunity to cash incentive compensation opportunity.

The Compensation Committee may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual cash payment, and/or increase, reduce, or eliminate the amount of cash allocated for a particular performance period. The actual cash payment may be below, at, or above a participant’s target cash incentive compensation opportunity, in the Compensation Committee’s sole discretion. The Compensation Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual cash incentive compensation is paid only after it is earned.

The Compensation Committee has the authority to amend, alter, suspend, or terminate annual performance measures and related target levels, provided that such action does not impair the existing rights of any participant with respect to any earned cash incentive compensation.

Target Cash Incentive Compensation Opportunities

The Compensation Committee reviews the performance of each executive officer, including each of our Named Executive Officers, relative to his or her target cash incentive compensation opportunity objectives at its regularly scheduled February meeting. Based on this review, the Compensation Committee determines and approves the cash payment for each of our eligible executive officers (other than our CEO). Our Board of Directors (with our sole non-independent director not present at the meeting and therefore not voting) reviews the performance of our CEO relative to his target cash incentive compensation opportunity objectives at its regularly scheduled February meeting, and based on its review, determines and approves the cash payment for our CEO.

In February 2017, in connection with the promotion of Mr. Verdecanna as our Executive Vice President and Chief Financial Officer, our Board of Directors increased Mr. Verdecanna’s annual target cash incentive compensation opportunity effective February 1, 2017.

Also in February 2017, the Compensation Committee reviewed the annual target cash incentive compensation opportunities of our executive officers (other than Mr. Berry, who had by then tendered his resignation), and our Board of Directors (with our CEO not present at the meeting) reviewed the annual target cash incentive compensation opportunity of our CEO, in each case taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own annual target cash incentive compensation opportunity), as well as the other factors described above. Following this review, the Compensation Committee (with respect to our executive officers, other than our CEO) and our Board of Directors (with respect to our CEO) determined that adjustments were not necessary to maintain the competitiveness of our executive officers’ target total cash compensation and, except for the previously approved increase for Mr. Verdecanna in connection with his promotion, decided not to increase the annual target cash incentive compensation opportunities of our Named Executive Officers compared to their 2016 levels.

Additionally, in February 2017, under the terms of the Incentive Plan, the Compensation Committee established annual performance measures and related target levels for potential 2017 cash incentive compensation for our executive officers (the “2017 Incentive Compensation Plan”). The 2017 Incentive Compensation Plan provided the eligible executive officers with an opportunity to receive cash incentive compensation in February 2018, subject to the achievement of corporate and individual performance objectives in 2017.

In July 2017, as part of our effort to remain competitive in retaining our executive officers given that no cash compensation adjustments had been made earlier in the year for them (other than Mr. Verdecanna in connection with his promotion), the Compensation Committee undertook a mid-year review of the annual target cash incentive compensation opportunities of our executive officers, taking into consideration the competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own compensation), as well as the other factors described above. Following this review, the Compensation Committee determined that an adjustment was necessary and appropriate in the case of Ms. King to maintain the competitiveness of her target total cash compensation and decided to increase her annual target cash incentive compensation opportunity compared to her 2016 level, effective as of August 1, 2017.

The target cash incentive compensation opportunities of our Named Executive Officers under the 2017 Incentive Compensation Plan were as follows:

Named Executive Officer	2016 Target Cash Incentive Compensation Opportunity	2017 Target Cash Incentive Compensation Opportunity	Amount Increase	Percentage Increase	2017 Target Cash Incentive Compensation Opportunity (as a percentage of ending 2017 annual base salary)
Ms. King	$158,333	$183,333	$25,000	16%	50%
Mr. Mandia	$350,000	$350,000	—	—	100%
Mr. Reese	$268,000	$268,000	—	—	80%
Mr. Robbins	$350,000	$350,000	—	—	78%
Mr. Verdecanna	$91,000	$185,000	$94,000	103%	50%
Mr. Berry(1)	$410,000	N/A	N/A	N/A	N/A

(1)	Mr. Berry was not eligible to participate in the 2017 Incentive Compensation Plan once his employment with us terminated on February 3, 2017.

Short-Term Incentive Compensation

Weighting of Target Cash Incentive Compensation Opportunities

Under the 2017 Incentive Compensation Plan, the target cash incentive compensation opportunities of our Named Executive Officers were weighted 75% on corporate performance objectives and 25% on individual performance objectives.

The Compensation Committee determined these allocations to be appropriate to focus our executive officers on our short-term financial objectives as reflected in our annual operating plan while, at the same time, recognizing their contributions to the achievement of these objectives and the successful execution of their individual roles and responsibilities.

Corporate Performance Objectives

For 2017, the Compensation Committee selected billings, non-GAAP operating income/loss, and free cash flow as the corporate performance measures for the 2017 Incentive Compensation Plan.1 The Compensation Committee believed these performance measures were appropriate for our business because they provided a balance between generating billings and cash, managing our expenses, and growing our business, which it believes most directly influences long-term stockholder value. At the same time, for each of these measures, the Compensation Committee established target performance levels that it believed would be challenging, but attainable, through the successful execution of our annual operating plan.

For the 2017 Incentive Compensation Plan, each of these corporate performance measures was equally weighted. The actual cash payment with respect to each measure was to be determined independently, in accordance with the following schedules:

Achievement Percentage of Target 2017 Billings or Non-GAAP Operating Income/Loss	Payment Factor
120% or greater	150%
At least 101% but less than 120%	2.5:1 Addition from 101% to 120% achievement
At least 86% through 100%	2:1 Addition from 86% to 100% achievement
85%	70%
Less than 85%	0%

Achievement Level of 2017 Free Cash Flow	Payment Factor
$20 million or greater	150%
At least $1 million but less than $20 million	2.5:1 Addition for each $1 million of achievement
Not less than negative $14 million but less than $1 million	2:1 Addition for each $1 million of achievement
Not less than negative $15 million but less than negative $14 million	70%
Less than negative $15 million	0%

Under the 2017 Incentive Compensation Plan, the Compensation Committee reserved the right to adjust the target or achievement levels for each corporate performance measure in the event a merger, acquisition or other unforeseeable future event occurred.

[1]	Billings, free cash flow and non-GAAP operating income/loss are non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures is provided in Annex A included at the end of this proxy statement.

The Compensation Committee established the following target levels for the corporate performance measures based on billings, non-GAAP operating income/loss and free cash flow under the 2017 Incentive Compensation Plan:

Financial Measure	Fiscal 2017 Target Level		Percentage of 2017 Target Cash Incentive Compensation Opportunity Based on Three Financial Measures
Billings	$847.0 million		25%
Non-GAAP operating income/loss	($61.5 million	)	25%
Free cash flow	$0.0 million		25%

Individual Performance Objectives

In addition to the corporate performance objectives, the annual cash incentive compensation for our eligible executive officers was also based on each executive officer’s achievement against his or her individual performance objectives. Except in the case of our CEO, the individual performance objectives were established in discussions with our CEO. The individual performance objectives could be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focused on key departmental or operational objectives or functions. Most of these objectives were intended to provide a set of common goals that facilitated collaborative management and engagement, although our executive officers could also be assigned individual goals. These objectives set expectations for what our Chief Executive Officer and the Compensation Committee anticipated will be the means by which the individual component of cash incentive compensation is determined. In all cases, the individual performance objectives were intended to be challenging, but attainable, and designed to produce annual cash incentive payments that reflect meaningful performance requirements.

The individual performance objectives for our eligible Named Executive Officers under the 2017 Incentive Compensation Plan were established at the beginning of 2017, were qualitative in nature and were closely linked to their roles at the time.

•	Ms. King: Ms. King’s specific goals included supporting our mergers and acquisition activity, developing and building our patent portfolio and trademarks, managing the legal function with respect to corporate and securities matters, and overseeing our litigation.

•	Mr. Mandia: Mr. Mandia’s specific goals included customer engagement activities, participating in media and press engagements, providing product strategy and vision overall, and other goals related to achieving our externally-communicated financial targets.

•	Mr. Reese: Mr. Reese’s specific goals included customer engagement activities, business planning activities, and translating global business priorities into operational tactics for FireEye’s products, subscriptions and services.

•	Mr. Robbins: Mr. Robbins’ specific goals included assisting with our sales efforts, business planning activities, and customer engagement activities.

•	Mr. Verdecanna: Mr. Verdecanna’s specific goals included business planning activities, public financial reporting activities, investor relations activities, and identifying additional areas of optimization opportunities.

The evaluation of each eligible executive officer (other than our CEO) under the 2017 Incentive Compensation Plan was based on an assessment by our CEO against their respective individual performance objectives for the year. Because our CEO is closest to the performance of the other executive officers, he determined if the individual performance objectives were met, how they were met and whether there were other objectives that were more relevant indicators of performance for that individual. Our CEO then made his recommendations about achievement for the individual performance objectives to the Compensation Committee, which the Compensation Committee then took into consideration. The Compensation Committee had complete discretion to accept our CEO’s recommendation, or to increase, reduce, or eliminate this aspect of an executive officer’s cash incentive compensation based on any factors it deemed relevant.

In February 2018, the level of achievement and payment associated with the individual performance objectives established for each executive officer (other than our CEO) were determined by our CEO and then submitted to the Compensation Committee for review and approval. Payments for the individual performance component of the 2017 Incentive Compensation Plan could be up to 150% of the portion of each executive officer’s target cash incentive compensation opportunity allocated to individual performance.

2017 Performance Results and Award Decisions

In February 2018, the Compensation Committee determined (with respect to our Named Executive Officers other than our CEO) and our Board of Directors (with our sole non-independent director not present at the meeting and therefore not voting) determined (with respect to our CEO) that our achievement, and corresponding payment levels, with respect to the corporate performance objectives under the 2017 Incentive Compensation Plan were as follows:

Corporate Performance Objective	2017 Target Level		Approved 2017 Achievement		Percentage Achievement against Target	Payout Level
Billings	$847.0 million		$768.3 million		91%	82%
Non-GAAP operating income/loss	($61.5 million	)	($20.1 million	)	306%	150%
Free cash flow(1)	$0.0		($13.6 million	)	86%	72%

(1)	Free cash flow for purposes of the 2017 Incentive Compensation Plan excluded the $12.5 million net legal settlement costs paid by the Company in December 2017.

Also in February 2018, the Compensation Committee (with respect to our Named Executive Officers other than our CEO) and our Board of Directors (with respect to our CEO) determined (with our sole non-independent director not present at the meeting and therefore not voting) that the individual performance objectives had been attained at the following percentage levels:

Named Executive Officer	Individual Performance Objectives Attainment Level
Ms. King	100%
Mr. Mandia	100%
Mr. Reese	100%
Mr. Robbins	100%
Mr. Verdecanna	100%
Mr. Berry(1)	N/A

(1)	Mr. Berry was not eligible to participate in the 2017 Incentive Compensation Plan once his employment with us terminated on February 3, 2017.

Additionally, in February 2018, based on its review of our overall performance in 2017 against the corporate performance objectives and, to the extent applicable, the achievement of individual performance objectives of our Named Executive Officers as described above, the Compensation Committee determined (with respect to our Named Executive Officers other than our CEO), and our Board of Directors (with respect to our CEO) determined (with our sole non-independent director not present at the meeting and therefore not voting), to award cash payments under the 2017 Incentive Compensation Plan as follows to our Named Executive Officers:

Named Executive Officer	2017 Target Cash Incentive Compensation Opportunity	Amount Related to Corporate Financial Objectives	Amount Related to Individual Performance Objectives	Actual Cash Incentive Payment	Percentage of Target Cash Incentive Compensation Opportunity
Ms. King	$183,333	$137,500	$45,833	$185,166	101%
Mr. Mandia	$350,000	$262,500	$87,500	$353,500	101%
Mr. Reese	$268,000	$201,000	$67,000	$270,680	101%
Mr. Robbins	$350,000	$262,500	$87,500	$353,500	101%
Mr. Verdecanna	$185,000	$138,750	$46,250	$186,850	101%
Mr. Berry(1)	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Berry was not eligible for the 2017 Incentive Compensation Plan once his employment with us terminated on February 3, 2017.

The cash amounts paid to our Named Executive Officers under the 2017 Incentive Compensation Plan are set forth in the “Summary Compensation Table for Fiscal Year 2017” below under the heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

We believe that if our executive officers own shares of our common stock in amounts that are significant to them, they will have an incentive to act to maximize long-term stockholder value. As discussed in the section “Other Compensation Policies” below, we use stock ownership guidelines to complement our long-term incentive compensation arrangements, so our executive officers maintain a strong link to the interests of our stockholders and to the movements in our stock price. We also believe that long-term incentive compensation in the form of equity awards is an integral component of our efforts to attract and retain exceptional executive officers. In the past four years, we have relied on RSU awards that may be settled for shares of our common stock and PSU awards for shares of our common stock as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers. We believe this approach enables us to attract and retain key talent in our industry and aligns our executive team’s interests with the long-term interests of our stockholders.

Generally, in determining the size of the equity awards granted to our executive officers, the Compensation Committee or our Board of Directors, as applicable, takes into consideration the recommendations of our Chief Executive Officer (except with respect to his own equity awards), as well as the factors described above. The Compensation Committee or our Board of Directors, as applicable, also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

2017 Awards

In February 2017, our Board of Directors granted equity awards to our Named Executive Officers (other than Mr. Berry, who had by then tendered his resignation, Mr. Robbins, who had received equity awards at the end of December 2016 in conjunction with his appointment as our Executive Vice President of Worldwide Sales, and our CEO), in recognition of our financial results and their individual performance for 2016 and, in the case of Mr. Verdecanna, in connection with his promotion. In determining the amount of the equity awards for such

Named Executive Officers, our Board of Directors also took into consideration the recommendations of our CEO, as well as the factors described above. Our Board of Directors also considered the existing equity holdings of such Named Executive Officers, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

In March 2017, our Board of Directors (with the sole non-independent director not present at the meeting and therefore not voting) granted equity awards to our CEO, Mr. Mandia, in recognition of our financial results and his individual performance for 2016, as well as his continued effectiveness in overseeing the efforts of our executive officers to achieve our short-term and long-term business objectives and to set an appropriate tone for our general workforce. In addition, our Board of Directors determined that, given his responsibilities and importance to us, Mr. Mandia’s equity awards should be larger than the awards of the other executive officers to reflect his greater role and responsibilities. Our Board of Directors also considered the existing equity holdings of Mr. Mandia, including the current economic value of his unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

In July 2017, as part of our effort to remain competitive in retaining our executive officers, the Compensation Committee further reviewed the existing equity holdings of our executive officers. Following this review, the Compensation Committee granted additional equity awards to Mr. Verdecanna based on its determination that such awards were necessary and appropriate to maintain the competitiveness of his total compensation. In determining the amount of the additional equity awards for Mr. Verdecanna, the Compensation Committee took into consideration a competitive market analysis performed by Compensia, the recommendation of our CEO, the current economic value of Mr. Verdecanna’s unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

The equity awards granted to certain of our Named Executive Officers in February 2017, March 2017 and July 2017 consisted of both RSU and PSU awards, and the number of shares of our common stock under the RSU awards and the target and maximum number of shares of our common stock under the PSU awards were as follows:

		RSU Awards	PSU Awards
Named Executive Officer	Month Awards Granted	Number of Shares	Target Number of Shares under PSU Awards for 2017 Performance Year	Maximum Number of Shares (assuming overachievement)
Ms. King	February 2017	93,750	93,750	140,625
Mr. Mandia	March 2017	250,000	250,000	375,000
Mr. Reese	February 2017	145,450	145,450	218,175
Mr. Verdecanna	February 2017	75,000	75,000	112,000
	July 2017	62,500	62,500	93,750

The RSU awards were subject to a time-based vesting requirement. Pursuant to this vesting requirement, one-third of the shares of our common stock subject to the RSU awards will vest on each of the first three anniversaries of February 15, 2017, with the vesting in each case being subject to the executive officer’s continued service with us through the applicable vesting date.

The PSU awards were subject to both a performance condition and a time-based vesting requirement. Pursuant to the performance condition, half of the number of shares of our common stock that could be earned under a PSU award was based on pre-established threshold, target, and maximum performance levels for our billings in 2017, and the other half of the number of shares of our common stock that could be earned under the PSU award was based on pre-established threshold, target, and maximum performance levels for our non-GAAP operating income/loss in 2017 (calculated in the same manner as under the 2017 Incentive Compensation Plan). The target performance level for our billings performance measure in 2017 was $847.0 million, and the target performance level for our non-GAAP operating income/loss performance measure in 2017 was negative

$61.5 million. The PSU awards provided that, for the performance period commencing on January 1, 2017 and ending on December 31, 2017, the number of shares of our common stock earned with respect to a particular performance measure would be determined in accordance with the following payout schedule (the “2017 PSU Payout Schedule”):

•	if we achieved less than 85% of the target performance level for a performance measure, no portion of the target number of shares tied to such performance measure would be earned,

•	if we achieved at least 85% but less than 100% of the target performance level for a performance measure, a portion of the target number of shares tied to such performance measure would be earned,

•	if we achieved 100% of the target performance level for a performance measure, the target number of shares tied to such performance measure would be earned, and

•	if we exceeded the target performance level for a performance measure, up to 150% of the target number of shares tied to such performance measure would be earned.

With respect to the time-based vesting requirement, the PSU awards provided that one-third of the total number of shares approved for release will vest in February 2018, one-third of the total number of shares approved for release will vest in February 2019, and the remaining one-third of the total number of shares approved for release will vest in February 2020, with the vesting in each case being subject to the executive officer’s continued service with us through the applicable vesting date.

2016 Award for Mr. Robbins

In December 2016, in connection with Mr. Robbins joining FireEye, the Compensation Committee granted him a PSU award with a target of 50,000 shares of our common stock tied to 2017 company performance.

Pursuant to the performance condition under this PSU award, the number of shares of our common stock that could be earned for the 2017 performance year was based on pre-established threshold, target, and maximum performance levels for our billings in 2017. The target performance level for our billings in 2017 was $847.0 million.

The PSU award provided that, for the 2017 performance year, the number of shares earned would be determined in accordance with the 2017 PSU Payout Schedule. Pursuant to the vesting requirement, the PSU award also provided that the shares earned for the 2017 performance year will vest in February 2018, subject to Mr. Robbin’s continued service with us through the vesting date.

Award for Mr. Berry

In November 2015, in connection with Mr. Berry joining FireEye, the Compensation Committee granted him a PSU award with a target of 28,750 shares of our common stock tied to 2017 company performance. The PSU award was cancelled on March 1, 2017 upon the termination of Mr. Berry’s services under the transition agreement that we entered into with him on February 2, 2017.

2014 and 2015 Awards for Mr. Verdecanna

In connection with our annual equity refresh programs for non-executive employees in 2014 and 2015, the Compensation Committee granted to Mr. Verdecanna a PSU award in May 2014 with a target of 750 shares of our common stock tied to 2017 company performance, and a PSU award in May 2015 with a target of 1,625 shares of our common stock tied to 2017 company performance. Both awards originally were tied to a bookings performance measure, but were amended in April 2017 to instead be tied to our billings in 2017 in order to align with the billings performance measure under the PSU awards granted in 2017 to our executive officers.

Pursuant to the performance condition under each PSU award, the number of shares of our common stock that could be earned under each PSU award for the 2017 performance year was based on pre-established threshold, target, and maximum performance levels for our billings in 2017 year. The target performance level for our billings in 2017 was $847.0 million.

Each PSU award provided that (i) if we achieve less than 80% of the target for the 2017 performance year, no shares will be earned for that year, (ii) if we achieve at least 80% but less than 100% of the target for the 2017 performance year, a portion of the number of shares allocated to that year will be earned for that year, (iii) if we achieve 100% of the target for the 2017 performance year, the number of shares allocated to that year will be earned for that year, and (iv) if we exceed the target for the 2017 performance year, up to 150% of the number of shares allocated to that year will be earned for that year. Pursuant to the vesting requirement, each PSU award also provided that the shares earned for the 2017 performance year will vest in February 2018, subject to Mr. Verdecanna’ continued service with us through the vesting date.

Payout of PSU Awards

In February 2018, our Board of Directors (with the sole non-independent director not present at the meeting and therefore not voting) determined that, with our actual billings in 2017 being $768.3 million, the billings performance measure under each of the PSU awards described above was achieved at the 91% level, equating to 82% (in the case of the PSU awards granted in 2017 to certain of our Named Executive Officers and in 2016 to Mr. Robbins) or 91% (in the case of the PSU awards granted to Mr. Verdecanna in 2014 and 2015) of the target number of shares of our common stock being earned pursuant to the performance conditions for such PSU awards (or portions thereof) tied to 2017 billings performance.

Our Board of Directors at that time also determined that, with our actual non-GAAP operating income/loss in 2017 being negative $20.1 million, the non-GAAP operating income/loss performance measure under each of the PSU awards granted in 2017 was achieved at the 306% level, equating to 150% of the target number of shares of our common stock being earned pursuant to the performance requirements for the PSU awards tied to 2017 non-GAAP operating income/loss performance. For the PSU awards granted in 2017, which were measured half on 2017 billings performance and half on 2017 non-GAAP operating income/loss performance, the blended payout for both measures represented 116% of the target number of shares of our common stock under such PSU awards.

The following table sets forth the number of shares approved for release, and the corresponding number of shares cancelled, for all of the PSU awards tied to 2017 performance that were granted in 2017 or prior to 2017 to our Named Executive Officers:

Named Executive Officer	Month PSU Awards Granted	Target Number of Shares under PSU Awards Tied to 2017 Performance	Approved Payout Level	Actual Number of Shares Approved for Release under PSU Awards	Number of Shares Cancelled under PSU Awards
Ms. King	February 2017	93,750	116%	108,747	N/A
Mr. Mandia	March 2017	250,000	116%	289,998	N/A
Mr. Reese	February 2017	145,450	116%	168,721	N/A
Mr. Robbins	December 2016	50,000	82%	41,000	9,000
Mr. Verdecanna	February 2017	75,000	116%	87,000	N/A
	July 2017	62,500	116%	72,498	N/A
	May 2015	1,625	91%	1,478	147
	May 2014	750	91%	682	68
Mr. Berry(1)	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Berry was not granted any PSU awards in 2017 and all his unvested equity awards were cancelled on March 1, 2017 upon the termination of his services under the transition agreement that we entered into with him on February 2, 2017.

The equity awards granted in 2017 to our Named Executive Officers are set forth in the “Summary Compensation Table for Fiscal Year 2017” and the “Grants of Plan-Based Awards Table for Fiscal Year 2017” below.

Welfare and Health Benefits

We maintain a tax-qualified retirement plan (the “FireEye 401(k) plan”) under Section 401(k) of the Internal Revenue Code (the “Code”) for our executive officers and other employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. The FireEye 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. This plan is intended to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plans, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan. In addition, all contributions are deductible by us when made.

All participants’ interests in their deferrals are 100% vested when contributed under the FireEye 401(k) plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. In 2017, we made no matching contributions into the FireEye 401(k) plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide flexible time off and other paid holidays to all employees, including our executive officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes, or consistent with benefits provided to our other full-time employees. During 2017, none of our Named Executive Officers (other than Mr. Reese with respect to our reimbursement of a portion of his ongoing living expenses in connection with the relocation of his primary business location to our California headquarters at our request) received perquisites or other personal benefits that were not generally available on a non-discriminatory basis to all our employees and that were, in the aggregate, $10,000 or more for each Named Executive Officer.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment, motivation or retention purposes, or consistent with benefits provided to our other full-time employees. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We have entered into written employment offer letters with each of our Named Executive Officers. Each of these arrangements was approved on our behalf by our Board of Directors or the Compensation Committee, as

applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for our Named Executive Officer, including an initial base salary, an annual target cash incentive compensation opportunity, and, in some instances, a recommendation for an equity award.

For a summary of the material terms and conditions of the employment offer letters with each of our Named Executive Officers, see “—Employment Agreements for Executive Officers” and “—Other Employment Agreements” below.

Transition Agreement with Mr. Berry

In connection with Mr. Berry’s resignation from his positions of Executive Vice President, Chief Financial Officer and Chief Operating Officer effective February 3, 2017, we entered into a transition agreement with him effective February 2, 2017. Under the transition agreement, Mr. Berry agreed to provide transition services to us through the date of the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the SEC or March 1, 2017, whichever was later. In exchange for Mr. Berry performing the transition services, his execution of a comprehensive general release in favor of the Company and the other agreements set forth in the transition agreement, we agreed to pay Mr. Berry his fiscal 2016 cash bonus in the amount of $251,125 on February 15, 2017, as if he remained an employee on such date, and we also agreed that any outstanding Company equity awards held by him would continue to vest during the transition period in accordance with their respective terms. Mr. Berry’s transition services terminated on March 1, 2017.

Post-Employment Compensation

Prior to July 2013, the employment offer letters that we entered into with certain of our executive officers provided for certain payments and benefits in the event of their termination of employment under specified circumstances, including following a change in control of the Company. We believed that these arrangements were significant factors in the recruitment of these executive officers and would help these individuals maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there was a potential transaction that could involve a change in control of the Company.

In July 2013, the Compensation Committee adopted a Change of Control Severance Policy for Officers (the “Severance Policy”), a standardized approach for the payment of severance and change in control benefits to our executive officers. Under the Severance Policy, the rights of our executive officers upon an involuntary termination of employment, including an involuntary termination of employment following a change in control of the Company, were established on a uniform basis. In addition, the post-employment compensation and benefits of our executive officers were established separately from their other compensation elements. The Severance Policy is applicable to all new executive officers hired since July 2013. In addition, our executive officers were given the opportunity to waive the existing severance and change in control protections in their employment offer letters in favor of the Severance Policy. Each of our Named Executive Officers who were our executive officers at July 2013 agreed to relinquish the severance payments and benefits otherwise provided in his or her employment offer letter in exchange for eligibility to receive payments and benefits under the Severance Policy.

We believe the Severance Policy serves several objectives. First, it eliminates the need to negotiate separation payments and benefits on a case-by-case basis. It also helps assure an executive officer that his or her severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, it acts as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a change-in-control transaction, which we believe will help preserve our value and the potential benefit to be received by our stockholders in any such transaction. Finally, the Severance Policy is easier for us to administer, as it requires less time and expense.

The Severance Policy contemplates that the payments and benefits in the event of a change in control of the Company are payable only upon a “double trigger”; that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason, and in each case requires that the executive officer execute a general release of claims in favor of the Company. In addition, the Severance Policy provides payments and benefits to our executive officers for qualified terminations of employment unrelated to a change in control of the Company.

For a summary of the material terms and conditions of the Severance Policy, see “—Change of Control Severance Policy for Officers” and “—Potential Payments upon a Change of Control, upon Termination or upon Termination Following a Change of Control” below.

Other Compensation Policies

Stock Ownership Guidelines

We believe that stock ownership by our executive officers and the non-employee members of our Board of Directors is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. Our Board of Directors has adopted formal stock ownership guidelines that require our executive officers and the non-employee members of our Board of Directors to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ economic interests to the performance of our stock price. Compliance is evaluated on an annual basis, as determined by the Compensation Committee, and not on an ongoing basis. Shares of our common stock underlying RSU awards that are not then subject to achievement of performance conditions and the shares of our common stock subject to vested stock options (on a net exercise basis) count toward meeting the requirements. The current required ownership levels are as follows:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	6x base salary
Other Executive Officers	1x base salary
Non-employee members of Board of Directors	3x annual retainer

During any year in which an individual’s required ownership level is not met, he or she is required to retain at least 50% of the net shares following the exercise of stock options, the vesting of RSU awards or the vesting of PSU awards until the required ownership level has been met. The guidelines provide that in the event the annual retainer (or any portion thereof) is paid to a non-employee member of our Board of Directors in equity instead of cash, the annual retainer (or applicable portion thereof) means the grant date fair value of the annual equity award (or applicable portion thereof) for regular service on our Board of Directors.

In March 2018, the Compensation Committee evaluated executive officer and director compliance with the guidelines for 2017 and determined that our CEO, each of our other executive officers and three non-employee members of our Board of Directors had satisfied his or her required stock ownership level. Messrs. Pusey and

Switz, who are non-employee members of our Board of Directors, are within a grace period, defined as five years from the date of first becoming subject to the guidelines, and, thus, are still in the process of satisfying their required stock ownership level.

Compensation Recovery Policy

Our Board of Directors has adopted a compensation recovery policy allowing it to require the repayment or forfeiture of all or part of any performance-based cash incentive compensation, performance-based equity award or other performance-based award paid or granted to our executive officers where the payment, grant or vesting of such compensation or award was based on the achievement of financial results that were subsequently the subject of a financial restatement and where the restatement was the result of fraud or intentional misconduct. This policy only applies to current and former executive officers subject to the reporting requirements of Section 16 of the Exchange Act who were involved in the fraud or misconduct. In addition to the foregoing, our Chief Executive Officer and our Chief Financial Officer are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act.

Equity Award Grant Policy

We maintain an Equity Award Grant Policy that provides the following guidelines to be observed by the Compensation Committee and our Board of Directors when granting equity awards under the Company’s equity compensation plans:

•	Any equity awards granted by the Compensation Committee to our Chief Executive Officer are subject to the ratification of our Board of Directors (with any non-independent directors abstaining from the vote).

•	Generally, equity awards for new hires will be granted on a monthly basis. An equity award granted to a new hire may not have a grant date prior to such individual’s first date of bona fide employment or service.

•	The Compensation Committee, our Board of Directors, and/or the Equity Award Committee (a committee, consisting of our Chief Financial Officer and our General Counsel, to which the Compensation Committee has delegated non-exclusive authority to grant equity awards to employees where the award falls within prescribed guidelines approved by the Compensation Committee) has the authority to grant occasional retention, promotion, or merit equity awards during the year in a manner that is consistent with the terms of this policy.

•	Equity awards should not be timed in relation to the release of material non-public information, and it is the intent of the policy to specify the timing of effectiveness of equity award grants to avoid such timing.

Under our current equity compensation plan, the exercise price of any option to purchase shares of our common stock may not be less than the fair market value of our common stock on the date of grant.

Derivatives Trading, Hedging, and Pledging Policies

Our insider trading policy prohibits our executive officers and the non-employee members of our Board of Directors from, among other things, derivative securities transactions, including any hedging, with respect to shares of our common stock and from pledging Company securities as collateral or holding Company securities in a margin account.

Risk Assessment and Compensation Practices

Our management assesses and discusses with the Compensation Committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•	Our annual incentive plan considers a multiple of corporate and individual performance factors and allows the Compensation Committee to review performance on a holistic basis minimizing risk related to our short-term variable compensation; and

•	Our equity awards include multi-year vesting and/or performance schedules requiring a long-term employee commitment.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of compensation that we may deduct in any one year for compensation paid to the Chief Executive Officer and certain other most highly compensated executive officers (including the Chief Financial Officer for compensation earned after 2017) to $1,000,000. While the Compensation Committee considers the deductibility of compensation as a factor in making compensation decisions, the Compensation Committee retains the flexibility to provide compensation that is consistent with our goals for our executive compensation program even if such compensation is not fully tax deductible. The Compensation Committee may make decisions that result in compensation expense that is not fully deductible under Section 162(m) of the Code. Recent tax reform legislation expanded the number of individuals covered by Section 162(m) of the Code and eliminated the exception for “performance-based” compensation beginning in 2018, subject to certain exceptions for compensation payable pursuant to a “written binding contract” in effect on November 2, 2017 that has not been subsequently materially modified.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any Named Executive Officer with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of the Company.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock awards that may be settled for shares of our common stock to our executive officers, based on their fair values. For certain performance-based stock awards, we also must apply judgment in determining the periods when, and if, the achievement of the related performance targets becomes probable.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

Compensation Committee Report

The information contained in the following Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by 402(b) of Regulation S-K with management. Based on this review and discussion, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of our board of directors:

Enrique Salem (Chair)

Ronald E. F. Codd

Stephen Pusey

Summary Compensation Table for Fiscal Year 2017

The following table provides information regarding the compensation awarded to, or earned by, our Named Executive Officers during 2015, 2016 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Alexa King, Executive Vice President, General Counsel and Secretary	2017 2016 2015	337,500 305,000 270,000	— 21,771 —	2,111,250 2,001,000 1,460,800	— — —	185,166 96,979 133,650	990 30,836 —		2,634,906 2,455,586 1,864,450

Kevin R. Mandia, Chief Executive Officer	2017 2016 2015	350,000 343,750 325,000	— 48,125 —	6,095,000 7,175,000 9,130,000	— — —	353,500 214,375 301,438	990 34,644 —		6,799,490 7,815,894 9,756,438

Travis M. Reese, President(4)	2017 2016 2015	335,000 331,250 —	— 36,850 —	3,275,534 6,077,000 —	— — —	270,680 164,150 —	108,250 126,057 —	(5)	3,989,464 6,735,307 —

William T. Robbins, Executive Vice President of Worldwide Sales(6)	2017 2016 2015	450,000 52,841 —	— 5,784 —	— 6,502,125 —	— — —	353,500 25,772 —	1,848 110 —		805,348 6,586,632 —

Frank E. Verdecanna, Executive Vice President, Chief Financial Officer and Chief Accounting Officer(7)	2017 2016 2015	360,833 260,000 240,493	— — —	3,801,250 192,320 1,727,380	— — —	186,850 90,090 75,150	1,757 15,559 —		4,350,690 557,969 2,043,023

Michael J. Berry, Former Executive Vice President, Chief Financial Officer and Chief Operating Officer(8)	2017 2016 2015	38,826 410,000 115,115	— — —	— 2,199,000 6,653,900	— — —	— 251,125 380,275	190 1,518 —		39,016 2,861,643 7,149,290

(1)	The amounts in this column represent discretionary cash bonuses earned in 2016 but paid in 2017. All other cash incentive compensation is shown in the column for “Non-Equity Incentive Plan Compensation.”
(2)	The amounts in this column represent the aggregate grant date fair value of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K/A, as filed with the SEC on March 1, 2018. The PSUs were valued based on the probable (target) outcome of performance-based conditions (i.e., based on 100% achievement). If the PSUs were instead valued based on the maximum outcome of performance-based conditions (i.e., based on 150% achievement), the total amount represented in this column for 2017 would be as follows: Ms. King: $2,639,063; Mr. Mandia: $7,618,750; Mr. Reese: $4,094,418; and Mr. Verdecanna: $4,751,563.
(3)	The amounts in this column represent amounts paid under the Employee Incentive Plan, except with respect to Mr. Verdecanna for 2016 and 2015. With respect to Mr. Verdecanna for 2016 and 2015, represents amounts paid under the FireEye 2016 Incentive Plan and the FireEye 2015 Incentive Plan, respectively.
(4)	Mr. Reese was appointed as our President effective June 15, 2016 and accordingly only information for 2017 and 2016 is provided with respect to Mr. Reese.
(5)	This includes $107,301 of living expenses paid in connection with the relocation of Mr. Reese’s primary business location to our California headquarters at our request.
(6)	Mr. Robbins was appointed as our Executive Vice President of Worldwide Sales on November 18, 2016 and accordingly only information for 2017 and 2016 is provided with respect to Mr. Robbins.
(7)	Mr. Verdecanna was appointed as our Executive Vice President and Chief Financial Officer effective February 4, 2017. Mr. Verdecanna served as our Interim Chief Financial Officer from August 4, 2015 to September 20, 2015.
(8)	Mr. Berry’s employment with us terminated on February 3, 2017.

Grants of Plan-Based Awards Table for Fiscal Year 2017

The following table provides information regarding the amount of equity awards granted to our Named Executive Officers during 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Alexa King	—	—	183,333	275,000	—	—	—	—
	2/9/17	—	—	—	93,750	140,625		1,055,625
	2/9/17	—	—	—	—	—	93,750	1,055,625
Kevin R. Mandia	—	—	350,000	525,000	—	—	—	—
	3/23/17	—	—	—	250,000	375,000	—	3,047,500
	3/23/17	—	—	—	—	—	250,000	3,047,500
Travis M. Reese	—	—	268,000	402,000	—	—	—	—
	2/9/17	—	—	—	145,450	218,175	—	1,637,767
	2/9/17	—	—	—	—	—	145,450	1,637,767
William T. Robbins	—	—	350,000	525,000	—	—	—	—
Frank E. Verdecanna	—	—	185,000	277,500	—	—	—	—
	2/1/17	—	—	—	75,000	112,500	—	986,250
	2/1/17	—	—	—	—	—	75,000	986,250
	7/27/17	—	—	—	62,500	93,750	—	914,375
	7/27/17	—	—	—	—	—	62,500	914,375
Michael J. Berry	—	—	—	—	—	—	—	—

(1)	The amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns relate to amounts payable for the achievement of the 2017 performance metrics established by our compensation committee under our Employee Incentive Plan. The target column assumes the achievement of the corporate performance metrics and the individual performance metrics at the target level. The maximum column assumes the achievement of the corporate performance metrics and the individual performance metrics at the maximum level. Notwithstanding the level of performance achieved by such executives, our compensation committee reserves the right to increase, reduce or eliminate any incentive compensation in its discretion. The actual amounts paid to our Named Executive Officers are set forth in the Summary Compensation Table for Fiscal Year 2017 above. For more information, see “Compensation Discussion and Analysis—Compensation Elements” above.
(2)	Represents performance-based restricted stock unit awards which were granted under the FireEye, Inc. 2013 Equity Incentive Plan. For more information, see “Compensation Discussion and Analysis—Compensation Elements” above.
(3)	Represents restricted stock unit awards which were granted under the FireEye, Inc. 2013 Equity Incentive Plan.
(4)	The amounts in this column represent the aggregate grant date fair value of the award as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K/A, as filed with the SEC on March 1, 2018.

Outstanding Equity Awards at 2017 Fiscal Year-End Table

The following table presents certain information concerning equity awards held by our Named Executive Officers as of December 31, 2017.

		Option Awards				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
Alexa King	2/14/14(3)	—	—	—	—	1,250		17,750	—		—
	2/10/15(4)	—	—	—	—	14,400		204,480	—		—
	2/10/15(5) 2/9/16(6) 2/9/16(7) 5/5/16(8) 5/5/16(9) 2/9/17(10) 2/9/17(11)	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —	5,000 5,000 33,333 3,750 18,750 108,747 93,750		71,000 71,000 473,329 53,250 266,250 1,544,207 1,331,250	— — — — —		— — — — —
Kevin R. Mandia	2/9/16(12) 2/9/16(13)	— —	— —	— —	— —	12,500 83,333		177,500 1,183,329	— —		— —
	5/3/16(14)	—	—	—	—	18,750		266,250	—		—
	5/3/16(15)	—	—	—	—	93,750		1,331,250	—		—
	3/27/2017(16)	—	—	—	—	289,998		4,117,972	—		—
	3/27/2017(17)	—	—	—	—	250,000		3,550,000	—		—
Travis M. Reese	10/27/11(18)	73,677	—	6.61	10/26/2021	—		—	—		—
	1/24/13(19)	46,980	—	7.92	1/23/2023	—		—	—		—
	11/16/13(20)	93,961	—	9.56	11/15/2023	—		—	—		—
	2/10/15(21) 2/10/15(22) 5/27/15(23) 2/9/16(24) 2/9/16(25) 5/5/16(26) 5/5/16(27) 2/9/17(28) 2/9/17(29)	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	18,000 6,250 37,500 5,000 33,333 18,750 93,750 168,721 145,450		255,600 88,750 532,500 71,000 473,329 266,250 1,331,250 2,395,838 2,065,390	— — — — — — — — —		— — — — — — — — —
William T. Robbins	12/27/16	—	—	—	—	41,000	(30)	582,200	150,000	(31)	2,130,000
	12/27/16(32)	—	—	—	—	150,000		2,130,000	—		—
Frank E. Verdecanna	11/11/12(33)	29,497	—	3.66	11/10/2022	—		—	—		—
	11/11/12(34)	58,495	—	3.66	11/10/2022	—		—	—		—
	5/1/14	—	—	—	—	682	(35)	9,684	—		—
	5/1/14(36)	—	—	—	—	750		10,650	—		—
	5/27/15	—	—	—	—	1,478	(37)	20,988	1,625	(38)	23,075
	5/27/15(39)	—	—	—	—	2,438		34,620	—		—
	2/9/16 2/9/16(41)	— —	— —	— —	— —	— 2,667		— 37,871	8,000 —	(40)	113,600 —
	2/1/17(42)	—	—	—	—	87,000		1,235,400	—		—
	2/1/17(43)	—	—	—	—	75,000		1,065,000	—		—
	7/31/17(44)	—	—	—	—	72,498		1,029,472	—		—
	7/31/2017(45)					62,500		887,500	—		—
Michael J. Berry(46)	—	—	—	—	—	—		—	—		—

(1)	Unless otherwise described in the footnotes below, represents (i) restricted stock unit awards and (ii) performance based restricted stock unit awards, in each case that remained unvested as of December 31, 2017. We have a right to repurchase any unvested shares subject to each such award if the holder of the award ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule described in the footnotes below.
(2)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on The NASDAQ Global Select Market on December 29, 2017, which was $14.20 per share.
(3)	100% of the shares subject to the restricted stock unit award vested on February 15, 2018.
(4)	Represents the actual number of shares issuable upon the vesting of restricted stock units. The amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018.
(5)	100% of the shares subject to the restricted stock unit award vested on February 15, 2018.
(6)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 50% of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest on February 15, 2019, subject to Ms. King’s continuous status as a service provider on each such vesting date.
(7)	16,666 of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest on February 15, 2019, subject to Ms. King’s continuous status as a service provider on such date.
(8)	Represents the actual number of shares issuable upon the vesting of restricted stock units. One-third of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, subject to Ms. King’s continuous status as a service provider on each such vesting date.
(9)	One-third of the shares subject to the restricted stock unit award will vest on May 15, 2018, and the remaining shares subject to the restricted stock unit award will vest annually in two equal installments on the anniversary of such date, subject to Ms. King’s continuous status as a service provider on each such date.
(10)	Represents the actual number of shares issuable upon the vesting of restricted stock units. One-third of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, subject to Ms. King’s continuous status as a service provider on each such vesting date.
(11)	One-third of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest annually in two equal installments on the anniversary of such date, subject to Ms. King’s continuous status as a service provider on each such date.
(12)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 50% of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest on February 15, 2019, subject to Mr. Mandia’s continuous status as a service provider on each such vesting date.
(13)	41,666 of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest on February 15, 2019, subject to Mr. Mandia’s continuous status as a service provider on such date.
(14)	Represents the actual number of shares issuable upon the vesting of restricted stock units. One-third of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, subject to Mr. Mandia’s continuous status as a service provider on each such vesting date.
(15)	One-third of the shares subject to the restricted stock unit award will vest on June 15, 2018, and the remaining shares subject to the restricted stock unit award will vest annually in two equal installments on the anniversary of such date, subject to Mr. Mandia’s continuous status as a service provider on each such date.
(16)	Represents the actual number of shares issuable upon the vesting of restricted stock units. One-third of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, subject to Mr. Mandia’s continuous status as a service provider on each such vesting date.
(17)	One-third of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest annually in two generally equal installments on the anniversary of such date, subject to Mr. Mandia’s continuous status as a service provider on each such date.
(18)	The stock option is fully vested and immediately exercisable.
(19)	The stock option is fully vested and immediately exercisable.
(20)	The stock option is fully vested and immediately exercisable.

(21)	Represents the actual number of shares issuable upon the vesting of restricted stock units. The amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018.
(22)	100% of the shares subject to the restricted stock unit award vested on February 15, 2018.
(23)	6.25% of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest quarterly thereafter in five equal installments, subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(24)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 50% of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest on February 15, 2019, subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(25)	16,666 of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest on February 15, 2019, subject to Mr. Reese’s continuous status as a service provider on such date.
(26)	Represents the actual number of shares issuable upon the vesting of restricted stock units. One-third of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, in each case subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(27)	One-third of the shares subject to the restricted stock unit award will vest on June 15, 2018, and the remaining shares subject to the restricted stock unit award will vest annually in two equal installments on the anniversary of such date, subject to Mr. Reese’s continuous status as a service provider on each such date.
(28)	Represents the actual number of shares issuable upon the vesting of restricted stock units. One-third of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, in each case subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(29)	One-third of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest annually in two generally equal installments on the anniversary of such date, subject to Mr. Reese’s continuous status as a service provider on each such date.
(30)	Upon the achievement of certain performance conditions, 41,000 of the eligible restricted stock units relating to the 2017 performance year were earned and vested on February 15, 2018.
(31)	Upon the achievement of the target outcome of certain performance conditions, one-third of the eligible restricted stock units will vest on February 15, 2019, one-third of the eligible restricted stock units will vest on February 15, 2020, and one-third of the eligible restricted stock units will vest on February 15, 2021, subject to Mr. Robbins’s continuous status as a service provider on each such vesting date.
(32)	One-twelfth of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest quarterly thereafter in eleven equal installments, subject to Mr. Robbins’ continuous status as a service provider on each such vesting date.
(33)	The stock option is fully vested and immediately exercisable.
(34)	The stock option is fully vested and immediately exercisable.
(35)	Upon the achievement of certain performance conditions, 682 of the eligible restricted stock units relating to the 2017 performance year were earned and vested on February 15, 2018.
(36)	100% of the shares subject to the restricted stock unit award will vest on May 15, 2018, subject to Mr. Verdecanna’s continuous status as a service provider on such vesting date.
(37)	Upon the achievement of certain performance conditions, 1,478 of the eligible restricted stock units relating to the 2017 performance year were earned and vested on February 15, 2018.
(38)	Upon the achievement of the target outcome of a performance condition, 100% of the eligible restricted stock units will vest on February 15, 2019, subject to Mr. Verdecanna’s continuous status as a service provider on each such vesting date.
(39)	406 of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest quarterly thereafter in five equal installments, subject to Mr. Verdecanna’s continuous status as a service provider on each such vesting date.
(40)	Upon the achievement of the target outcome of a performance condition, 100% of the eligible restricted stock units will vest on our next regular quarterly vesting date following the determination of such achievement, subject to Mr. Verdecanna’s continuous status as a service provider on such vesting date.
(41)	667 of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest quarterly thereafter in three generally equal installments, subject to Mr. Verdecanna’s continuous status as a service provider on each such vesting date.

(42)	Represents the actual number of shares issuable upon the vesting of restricted stock units. One-third of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, subject to Mr. Verdecanna’s continuous status as a service provider on each such vesting date.
(43)	One-third of the shares subject to the restricted stock unit award vested on February 15, 2018, and the remaining shares subject to the restricted stock unit award will vest annually in two equal installments on the anniversary of such date, subject to Mr. Verdecanna’s continuous status as a service provider on each such date.
(44)	Represents the actual number of shares issuable upon the vesting of restricted stock units. One-third of the amount earned, which was based on the achievement of certain performance conditions, vested on February 15, 2018, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, subject to Mr. Verdecanna’s continuous status as a service provider on each such vesting date.
(45)	One-third of the shares subject to the restricted stock unit award will vest annually beginning on August 15, 2018, subject to Mr. Verdecanna’s continuous status as a service provider on each such vesting date.
(46)	Mr. Berry’s service terminated on March 1, 2017, at which time all then unvested restricted stock units previously granted to him were forfeited.

Option Exercises and Stock Vested for Fiscal Year 2017 Table

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of restricted stock units during 2017 by each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Alexa King	—	—	80,092	965,542
Kevin R. Mandia	—	—	91,667	1,177,129
Travis M. Reese	100,000	1,089,003	159,777	2,136,247
William T. Robbins	—	—	175,000	2,166,000
Frank Verdecanna	—	—	8,016	105,945
Michael J. Berry	—	—	47,834	561,093

(1)	Based on the market price of the Company’s common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of the Company’s common stock on the vesting date, multiplied by the number of shares vested.

Employment Agreements for Executive Officers

Kevin R. Mandia

Effective December 30, 2013, we entered into an offer letter with Kevin R. Mandia, our Chief Executive Officer. The offer letter is for no specific term and provides that Mr. Mandia is an “at-will” employee. Prior to February 1, 2018, Mr. Mandia’s annual base salary for 2018 was $350,000, and he was eligible for annual target incentive payments equal to $350,000 for 2018. Effective February 1, 2018, Mr. Mandia’s annual base salary for 2018 was increased to $425,000, and his annual target incentive payments was increased to $425,000 for 2018. Mr. Mandia is also eligible for severance payments and benefits under our Change of Control Severance Policy for Officers.

The offer letter also contains certain covenants regarding activities that Mr. Mandia cannot engage in while providing services to us.

Alexa King

Effective August 1, 2013, we entered into a confirmatory offer letter with Alexa King, our Executive Vice President, General Counsel and Secretary. The offer letter is for no specific term and provides that Ms. King is an

“at-will” employee. Ms. King’s current annual base salary is $366,667, and she is eligible for annual target incentive payments equal to $183,333 for 2018. Ms. King is also eligible for severance payments and benefits under our Change of Control Severance Policy for Officers.

Travis M. Reese

Effective July 20, 2016, we entered into an amended and restated offer letter with Travis M. Reese, our President. The offer letter is for no specific term and provides that Mr. Reese is an “at-will” employee. Prior to February 1, 2018, Mr. Reese’s annual base salary for 2018 was $335,000, and he was eligible for annual target incentive payments equal to $268,000 for 2018. Effective February 1, 2018, Mr. Reese’s annual base salary for 2018 was increased to $400,000, and his annual target incentive payments was increased to $320,000 for 2018. Mr. Reese is also eligible for severance payments and benefits under our Change of Control Severance Policy for Officers.

The offer letter also contains certain benefits for Mr. Reese in connection with the relocation of his primary business location to our California headquarters in August 2016. In support of the relocation, we agreed to reimburse Mr. Reese, or directly pay on his behalf, (i) his reasonable, approved and documented expenses incurred in relocating his household to California and (ii) up to $10,000 per month of his actual and documented housing rental expenses in California that he incurs, during the two year period after the date of his relocation, while he serves as our President and his primary business location is our California headquarters.

William T. Robbins

Effective November 14, 2016, we entered into an offer letter with William T. Robbins, our Executive Vice President of Worldwide Sales. The offer letter is for no specific term and provides that Mr. Robbins is an “at-will” employee. Prior to February 1, 2018, Mr. Robbins’ annual base salary for 2018 was $450,000, and he was eligible for annual target incentive payments equal to $350,000 for 2018. Effective February 1, 2018, Mr. Robbins’ annual base salary for 2018 was increased to $462,500, and his annual target incentive payments was increased to $362,500 for 2018. Mr. Robbins is also eligible for severance payments and benefits under our Change of Control Severance Policy for Officers.

Frank E. Verdecanna

Effective February 20, 2018, we entered into a confirmatory offer letter with Frank E. Verdecanna, our Executive Vice President, Chief Financial Officer and Chief Accounting Officer. The offer letter is for no specific term and provides that Mr. Verdecanna is an “at-will” employee. Prior to February 1, 2018, Mr. Verdecanna’s annual base salary for 2018 was $370,000, and he was eligible for annual target incentive payments equal to $185,000 for 2018. Effective February 1, 2018, Mr. Verdecanna’s annual base salary for 2018 was increased to $400,000, and his annual target incentive payments was increased to $200,000 for 2018. Mr. Verdecanna is also eligible for severance payments and benefits under our Change of Control Severance Policy for Officers

Other Employment Agreements

Michael J. Berry

Effective August 27, 2015, we entered into an offer letter with Michael J. Berry, our former Executive Vice President, Chief Financial Officer and Chief Operating Officer. The offer letter is for no specific term and provides that Mr. Berry is an “at-will” employee. Mr. Berry’s employment with us terminated in February 2017.

Effective February 2, 2017, we entered into a transition agreement with Mr. Berry. Under the transition agreement, Mr. Berry agreed to provide transition services to us through the date of the filing of our Annual

Report on Form 10-K for the fiscal year ended December 31, 2016 with the SEC or March 1, 2017, whichever was later. In exchange for Mr. Berry performing the transition services, his execution of a comprehensive general release in favor of the Company and the other agreements set forth in the transition agreement, we agreed to pay Mr. Berry his fiscal 2016 cash bonus in the amount of $251,125 on February 15, 2017, as if he remained an employee on such date, and we also agreed that any outstanding Company equity awards held by him would continue to vest during the transition period in accordance with their respective terms. Mr. Berry’s transition services terminated on March 1, 2017.

Change of Control Severance Policy for Officers

In July 2013, our compensation committee adopted and approved a Change of Control Severance Policy for Officers (the “Severance Policy”). All of our executive officers and certain of our non-executive officers (collectively referred to as “eligible employees”) are generally eligible for severance payments and benefits under the Severance Policy, subject to the conditions described below. Each eligible employee may receive payments and benefits upon a qualified termination of employment three months prior to, or 12 months following a change of control, or the change of control period. In addition, eligible employees may receive severance payments and benefits for qualified terminations of employment unrelated to a change of control. The payments and benefits in the Severance Policy vary based on whether an eligible employee is an executive officer, or Tier 1 Executive, or a non-executive officer, or Tier II Executive.

In the event of a termination of employment without “cause” (as generally defined below) outside of the change of control period, an eligible employee will receive the following:

•	Tier I Executive:

•	lump-sum 12 months base salary payment; and

•	paid COBRA continuation for 12 months.

•	Tier II Executive:

•	lump-sum 6 months base salary payment; and

•	paid COBRA continuation for 6 months.

In the event of a termination of employment without “cause” or a resignation for “good reason” (as such terms are generally defined below), in each case, during the change of control period, an eligible employee will receive the following:

•	Tier I Executive or Tier II Executive:

•	lump-sum 12 months base salary payment;

•	pro-rata bonus for the year of termination;

•	100% acceleration of unvested equity awards with performance awards vesting at maximum level; and

•	paid COBRA continuation for 12 months.

To be an eligible employee, the participant must enter into a participation agreement with us. Also, all severance payments and benefits under the Severance Policy are subject to the eligible employee executing a release of clams in favor of the Company.

Payments and benefits under the Severance Policy replace any then-existing severance and/or change of control payment and benefit that an eligible employee had previously.

For purposes of the Severance Policy, “cause” means generally:

•	the unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to us;

•	the material breach of any agreement between us and the named executive officer;

•	the material failure to comply with our written policies or rules;

•	the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State;

•	gross negligence or willful misconduct in the performance of the named executive officer’s duties;

•	the continuing failure to perform assigned duties after receiving written notification of the failure from our Chief Executive Officer; or

•	the failure to cooperate in good faith with a governmental or internal investigation of the company or our directors, officers or employees, if we have requested such cooperation;

provided, however, that “cause” will not be deemed to exist in certain of the events above unless the named executive officer has been provided with (i) 30 days’ written notice by our board of directors of the act or omission constituting “cause” and (ii) 30 days’ opportunity to cure such act or omission, if capable of cure.

For purposes of the Severance Policy, “good reason” means generally any of the following without an eligible employee’s consent:

•	a material reduction in duties, authority, reporting relationship, or responsibilities;

•	a material reduction in annual cash compensation;

•	a requirement to relocate to a location more than 20 miles from the eligible employee’s then-current office location;

•	a material breach by us of the eligible employee’s employment agreement or any other agreement between the eligible employee and us; or

•	a failure by any successor entity to assume the Severance Policy.

Potential Payments upon a Change of Control, upon Termination or upon Termination Following a Change of Control

Potential Payments Upon Termination of Employment Outside of the Change of Control Period

The table below shows the estimated payments and benefits that each Named Executive Officer would have received under the Severance Policy if he or she had been terminated without cause on December 31, 2017, assuming that such termination occurred outside of a change of control period.

Name	Salary Continuation($)	Value of Continued Health Care Premiums($)(1)	Total($)
Alexa King	366,667	24,491	391,158
Kevin R. Mandia	350,000	24,491	374,491
Travis M. Reese	335,000	17,926	352,926
William T. Robbins	450,000	24,491	474,491
Frank E. Verdecanna	370,000	24,491	394,491
Michael J. Berry(2)	—	—	—

(1)	Estimates of COBRA value are based on coverage in effect as of December 31, 2017.

(2)	Mr. Berry’s employment with us terminated in February 2017 and he did not receive any payments under the Severance Policy. See “Other Employment Arrangements” for payments made to Mr. Berry following his termination.

Potential Payments Upon Termination of Employment During the Change of Control Period

The table below shows the estimated payments and benefits that each Named Executive Officer would have received under the Severance Policy if he or she had been terminated without cause, or had resigned for good reason, on December 31, 2017, assuming that such termination or resignation for good reason occurred within a change of control period.

			Acceleration
Name	Salary Continuation($)	Pro rata Cash Incentive($)(1)	Option Awards($)	Stock Awards($)	Value of Continued Health Care Premiums($)(2)	Total($)
Alexa King	366,667	183,333	—	4,485,184	24,491	5,059,675
Kevin R. Mandia	350,000	350,000	—	11,833,329	24,491	12,557,820
Travis M. Reese	335,000	268,000	—	8,182,154	17,926	8,803,080
William T. Robbins	450,000	350,000	—	6,390,000	24,491	7,214,491
Frank E. Verdecanna	370,000	185,000	—	5,163,191	24,491	5,742,682
Michael J. Berry(3)	—	—	—	—	—	—

(1)	Represents amount of target annual cash incentive opportunity as of December 31, 2017.
(2)	Estimates of COBRA value are based on coverage in effect as of December 31, 2017.
(3)	Mr. Berry’s employment with us terminated in February 2017 and he did not receive any payments under the Severance Policy. See “Other Employment Arrangements” for payments made to Mr. Berry following his termination.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our common stock subject to outstanding stock options that were assumed by us in connection with our acquisition of Mandiant or nPulse Technologies, which originally granted those stock options. However, footnote 3 to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2017, and the weighted average exercise price of those assumed stock options.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	24,215,751	$12.8315	14,248,362
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	24,215,751	$12.8315	14,248,362

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account restricted stock units, which have no exercise price.

(2)	Includes the following plans: FireEye, Inc. 2008 Stock Plan, FireEye, Inc. 2013 Equity Incentive Plan (“2013 Plan”) and FireEye, Inc. 2013 Employee Stock Purchase Plan (“ESPP”). Our 2013 Plan provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,100,000 shares of common stock, (ii) five percent (5.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such other amount as may be determined by our board of directors. Our ESPP provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 3,700,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) such other amount as may be determined by our board of directors. On January 1, 2018, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 9,355,227 shares and 1,871,045 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)	The table does not include information for the Mandiant Corporation 2006 Equity Incentive Plan, Mandiant Corporation 2011 Equity Incentive Plan, FireEye, Inc. Umbrella Plan for Assumed Options and nPulse Technologies, Inc. 2012 Stock Incentive Plan, which are equity compensation plans governing stock options assumed by us in connection with the acquisitions of Mandiant and nPulse Technologies. As of December 31, 2017, there were a total of 558,031 shares subject to outstanding stock options assumed by us in connection with the acquisitions of Mandiant and nPulse Technologies. Those outstanding stock options had a weighted average exercise price of $8.6504 per share. No additional awards may be made under those plans.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $149,283; and

•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $6,799,490.

Based on this information, for 2017, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 46 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•	We selected December 31, 2017, which is the last day of our fiscal year, as the date upon which we would identify the median employee.

•	As of December 31, 2017, our employee population consisted of 2,984 individuals.

•	To identify the “median employee” from our employee population we used payroll and equity plan records for January 1, 2017 through December 31, 2017 (the “compensation measurement period”).

•	The compensation measure included the following: base salary, bonus payments, grant date fair value of equity awards, and sales commissions. Such cash amounts reflected amounts actually paid during the compensation measurement period.

•	We did not annualize any amounts of employees who were hired in fiscal year 2017 but did not work for us or our subsidiaries for the entire fiscal year.

•	We did not exclude any non-U.S. employee under the de minimis exception set forth in Item 402(u) of Regulation S-K.

•	We did not include the amount of non-cash tax gross ups for relocation benefits and employee recognition awards.

•	Amounts paid in foreign currency were converted into United States dollars using exchange rates in effect as of December 31, 2017.

•	With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $149,283.

•	With respect to the annual total compensation for our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table for Fiscal Year 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 9, 2018 for:

•	each of our directors and nominee for director;

•	each of our Named Executive Officers;

•	all of our current directors and current executive officers as a group; and

•	each person or group who is known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 191,916,425 shares of our common stock outstanding as of April 9, 2018. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 9, 2018, or issuable pursuant to restricted stock units that are subject to vesting conditions expected to occur within 60 days of April 9, 2018, to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock units for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o FireEye, Inc., 601 McCarthy Blvd., Milpitas, CA 95035.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Shapiro Capital Management LLC(1)	17,087,218	8.9%
The Vanguard Group(2)	14,160,480	7.4%
Directors and Named Executive Officers:
Michael J. Berry(3)	95,245	*
Alexa King(4)	234,750	*
Kevin R. Mandia(5)	2,890,353	1.5%
Travis M. Reese(6)	518,605	*
William T. Robbins(7)	155,897	*
Frank E. Verdecanna(8)	161,758	*
Kimberly Alexy(9)	42,164	*
Ronald E. F. Codd(10)	231,442	*
Stephen Pusey(11)	18,330	*
Enrique Salem(12)	223,944	*
Robert E. Switz	—	—
All current directors and current executive officers as a group (10 persons)(13)	4,572,488	2.4%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

As of December 31, 2017, the reporting date of the filing by Shapiro Capital Management LLC with the SEC on February 14, 2018 pursuant to Section 13(g) of the Exchange Act, Shapiro Capital Management LLC, as investment advisor, has sole voting power with respect to 15,413,413 shares of our common stock, shared voting power with respect to 1,673,805 shares of our common stock, sole dispositive power with respect to 17,087,218 shares of our common stock and shared dispositive power with respect to zero shares of our common stock. The principal business address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.
(2)	As of December 31, 2017, the reporting date of The Vanguard Group’s filing with the SEC on February 9, 2018 pursuant to Section 13(g) of the Exchange Act, The Vanguard Group, as investment advisor, has sole voting power with respect to 91,793 shares of our common stock, shared voting power with respect to 35,900 shares of our common stock, sole dispositive power with respect to 14,044,787 shares of our common stock and shared dispositive power with respect to 115,693 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 79,793 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 47,900 shares of our common stock as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Consists of (i) 81,745 shares held of record by Mr. Berry as of March 1, 2017, Mr. Berry’s last day of service with us, and (ii) 13,500 shares held of record jointly by Mr. Berry and his wife as of March 1, 2017. Mr. Berry has shared voting and investment power with respect to the shares held of record jointly by Mr. Berry and his wife.
(4)	Consists of (i) 228,500 shares held of record by Ms. King and David Yamamoto as community property with the right of survivorship and (ii) 6,250 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 9, 2018. Ms. King has shared voting and investment power with respect to the shares held of record by Ms. King and David Yamamoto as community property with the right of survivorship.
(5)	Consists of (i) 2,405,477 shares held of record by Mr. Mandia, (ii) 340,691 shares held of record by Kevin R. Mandia 2011 Irrevocable Trust Dated July 29, 2011, and (iii) 144,185 shares held of record by Mr. Mandia’s wife. Mr. Mandia’s wife, as trustee, has shared voting and investment power with respect to the shares held of record by the Kevin R. Mandia 2011 Irrevocable Trust dated July 29, 2011. Mr. Mandia disclaims beneficial ownership of the shares held of record by the Kevin R. Mandia 2011 Irrevocable Trust dated July 29, 2011 and the shares held of record by Mr. Mandia’s wife.
(6)	Consists of (i) 221,037 shares held of record by Mr. Reese, (ii) 114,618 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 9, 2018, all of which will be fully vested as of such date, (iii) 6,250 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 9, 2018, (iv) 121,585 shares held of record by the Travis M Reese Family Trust, for which Mr. Reese and his wife serve as trustees, (v) 35,000 shares held of record by the Travis M. Reese Revocable Trust, for which Mr. Reese serves as a trustee, and (vi) 20,115 shares held of record by Mr. Reese’s wife. Mr. Reese’s wife, as trustee, has shared voting and investment power with respect to the shares held of record by the Travis M Reese Family Trust. Mr. Reese disclaims beneficial ownership of the shares held of record by his wife.
(7)	Consists of (i) 126,397 shares held of record by Mr. Robbins and (ii) 29,500 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 9, 2018.
(8)	Consists of (i) 71,943 shares held of record by Mr. Verdecanna, (ii) 87,992 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 9, 2018, all of which will be fully vested as of such date, and (iii) 1,823 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 9, 2018.
(9)	Consists of (i) 27,688 shares held of record by Ms. Alexy and (ii) 14,476 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 9, 2018.
(10)	Consists of (i) 106,343 shares held of record by the Codd Revocable Trust Dtd March 6, 1998, (ii) 118,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 9, 2018, all of which were fully vested as of such date, and (iii) 7,099 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 9, 2018. Mr. Codd, as trustee, has shared voting and investment power with respect to the shares held of record by the Codd Revocable Trust Dtd March 6, 1998.

(11)	Consists of (i) 11,662 shares held of record by Mr. Pusey and (ii) 6,668 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 9, 2018.
(12)	Consists of (i) 207,191 shares held of record by Mr. Salem and (ii) 16,753 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 9, 2018.
(13)	Consists of (i) 4,163,059 shares beneficially owned by our current directors and current executive officers, (ii) 320,610 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 9, 2018, all of which were fully vested as of such date, and (iii) 88,819 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 9, 2018.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and certain of our executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our audit committee has adopted a formal written policy providing that our audit committee is responsible for reviewing “related party transactions,” which are transactions (i) in which we were, are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $50,000, and (iii) in which a related person had, has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) certain compensation arrangements of executive officers, (ii) certain director compensation arrangements, (iii) transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of the company’s total annual revenue, (iv) transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (v) transactions available to all U.S. employees generally.

CEO Travel Policy

Our board of directors adopted a travel reimbursement policy in May 2016. Under the policy, as amended by our board of directors in April 2017, the individual serving as our Chief Executive Officer is eligible for reimbursement of expenses incurred in traveling by private aircraft if and when, on the infrequent occasion, such method of travel is reasonably necessary for FireEye business trips. The total reimbursement for all eligible expenses with respect to private aircraft travel is capped at $1 million per year. For fiscal 2017, our Chief Executive Officer did not incur any such expenses.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2017, all Section 16(a) filing requirements were satisfied on a timely basis.

Available Information

Our financial statements for our fiscal year ended December 31, 2016 are included in our Annual Report on Form 10-K/A. This proxy statement and our annual report are posted on the Investor Relations section of our website at investors.FireEye.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to FireEye, Inc., Attention: Investor Relations, 601 McCarthy Blvd., Milpitas, California 95035.

Company Website

We maintain a website at www.FireEye.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

*        *         *

Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote over the Internet or by telephone as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Milpitas, California

April 23, 2018

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NON-GAAP BILLINGS TO REVENUE

(in thousands)

	Q1’17	Q2’17	Q3’17	Q4’17	2017
Total Revenue	$173,738	$185,472	$189,603	$202,273	$751,086
Plus change in deferred revenue	(21,331)	(13,449)	12,077	39,931	17,228

Non-GAAP Billings	$152,407	$172,023	$201,680	$242,204	$768,314

RECONCILIATION OF NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING INCOME (LOSS)

(in thousands)

	Q1’17	Q2’17	Q3’17	Q4’17	2017
Operating loss	$(71,714)	$(59,430)	$(61,675)	$(65,787)	$(258,606)
Stock based compensation	43,889	39,397	42,208	40,842	166,336
Amortization of intangibles	14,787	14,787	14,786	14,954	59,314
Acquisition related costs	—	—	—	440	440
Legal settlement-related expense	—	—	—	12,500	12,500
Change in fair value of contingent earn-out liability	13	(67)	—	—	(54)

Non-GAAP operating income (loss)	$(13,025)	$(5,313)	$(4,681)	$2,949	$(20,070)

RECONCILIATION OF NON-GAAP FREE CASH FLOW TO GAAP OPERATING CASH FLOW

(in thousands)

	Q1’17	Q2’17	Q3’17	Q4’17	2017
Net cash provided by (used in) operating activities	$(16,952)	$(11,470)	$12,487	$33,575	$17,640
Less: purchase of property and equipment and demonstration units	8,483	8,829	8,612	17,855	43,779

Free cash flow	$(25,435)	$(20,299)	$3,875	$15,720	$(26,139)

ANNUAL MEETING OF STOCKHOLDERS OF

FIREEYE, INC.

June 7, 2018

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

00003303000000000000 5 060718

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL FIREEYE, MEETING OF STOCKHOLDERS INC. OF June 7, 2018 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting. COMPANY NUMBER MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. ACCOUNT NUMBER IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18620 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00003303000000000000 5 060718 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEE ON PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect one Class II director: FOR AGAINST ABSTAIN Robert E. Switz 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018. 3. Advisory vote to approve named executive officer compensation. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” the nominee on Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. Give

FIREEYE, INC. Proxy for Annual Meeting of Stockholders on June 7, 2018 The undersigned hereby Solicited appoints on Behalf Kevin of the R. Board Mandia, of Directors Frank E. Verdecanna and Alexa King as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of FireEye, Inc. held of record by the undersigned at the close of business on April 9, 2018 at the Annual Meeting of Stockholders to be held on June 7, 2018 at 11:00 a.m. Pacific Time at 601 McCarthy Blvd., Milpitas, California 95035, and at any adjournments or postponements thereof. (Continued and to be signed on the reverse side.) 1.1 14475